Filed Pursuant to Rule 424(b)(5)
Registration No. 333-187636

	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common stock, $1.00 par value per share	69,000,000	$10.00	$690,000,000	$94,116

(1)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-187636 on March 29, 2013.

PROSPECTUS    SUPPLEMENT

(To Prospectus Dated March 29, 2013)

60,000,000 Shares

Cousins Properties Incorporated

Common Stock

We are offering 60,000,000 shares of our common stock.

Our shares trade on the New York Stock Exchange under the symbol “CUZ.” On July 29, 2013, the last sale price of the shares as reported on the New York Stock Exchange was $10.58 per share.

Our common stock is subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for U.S. federal income tax purposes, including an ownership limit of 3.9% of the value of our outstanding capital stock. See “Description of Common Stock” beginning on page 9 of the accompanying prospectus for more information about these restrictions.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement and on page 4 of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$10.00	$600,000,000
Underwriting discount	$0.40	$24,000,000
Proceeds, before expenses, to us	$9.60	$576,000,000

The underwriters may also exercise their option to purchase up to an additional 9,000,000 shares from us, at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery on or about August 5, 2013.

J.P. Morgan	BofA Merrill Lynch

Barclays	Morgan Stanley

Wells Fargo Securities	SunTrust Robinson Humphrey

Baird	Piper Jaffray	PNC Capital Markets LLC

RBS	Stifel

The date of this prospectus supplement is July 30, 2013.

Prospectus Supplement

Prospectus

You should rely only upon the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely upon it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein or therein are accurate only as of the respective dates of these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, contains a description of our common stock and provides more general information about securities we may offer from time to time, some of which does not apply to this offering. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents previously filed with the Securities and Exchange Commission, or SEC, the information in this prospectus supplement will supersede such information.

This prospectus supplement is part of a registration statement that we have filed with the SEC relating to the securities offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock. See “Where You Can Find More Information” in this prospectus supplement.

All references to “Cousins,” “we,” “our” and “us” in this prospectus supplement and the accompanying prospectus refer to Cousins Properties Incorporated, together with all entities owned, controlled or consolidated by us, except where it is made clear that the term means only the parent company.

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FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the federal securities laws and are subject to uncertainties and risks. These forward looking statements include information about possible or assumed future results of our business and our financial condition, liquidity, results of operations, plans and objectives. They also include, among other things, statements concerning anticipated revenues, income or loss, impairments, capital expenditures, distributions, capital structure, or other financial terms, as well as statements regarding subjects that are forward looking by their nature, such as:

•	our business and financial strategy;

•	our ability to obtain future financing arrangements;

•	the consummation and impact of the Texas Acquisition (as defined herein), the financing thereof, and other future acquisitions and future dispositions of operating assets;

•	future development and redevelopment opportunities;

•	future dispositions of land and other non-core assets;

•	projected operating results;

•	market and industry trends;

•	future distributions;

•	projected capital expenditures; and

•	interest rates.

The forward looking statements are based upon our beliefs, assumptions, and expectations of our future performance, taking into account the information currently available to us. These beliefs, assumptions, and expectations may change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward looking statements. You should carefully consider these risks when you make a decision concerning an investment in our common stock, along with the following factors, among others, that may cause actual results to vary from our forward looking statements:

•	the availability and terms of capital and financing;

•	the ability to refinance indebtedness as it matures;

•	the failure of purchase, sale or other contracts, including the purchase agreements for the Texas Acquisition, to ultimately close;

•	the availability of buyers and adequate pricing with respect to the disposition of assets;

•	risks and uncertainties related to national and local economic conditions, the real estate industry in general and the commercial real estate markets in particular;

S-iii

•	market conditions and changes to our strategy with regard to land and other non-core holdings that require impairment losses to be recognized;

•	the effects of the sale of our third party management business;

•	leasing risks, including the ability to obtain new tenants or renew expiring tenants, and the ability to lease newly developed, recently acquired or current vacant space;

•	the financial condition of existing tenants;

•	volatility in interest rates and insurance rates;

•	the availability of sufficient investment opportunities;

•	competition from other developers or investors;

•	the risks associated with real estate developments and acquisitions (such as construction delays, cost overruns and leasing risk);

•	the loss of key personnel;

•	the potential liability for uninsured losses, condemnation or environmental issues;

•	the potential liability for a failure to meet regulatory requirements;

•	the financial condition and liquidity of, or disputes with, joint venture partners;

•	any failure to comply with debt covenants under credit agreements;

•	any failure to continue to qualify for taxation as a real estate investment trust;

•	the potential dilutive effect of common stock offerings, including this offering; and

•

the factors in or incorporated by reference into this prospectus supplement including those described in the sections entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012.

The words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “may,” “intend,” “will,” or similar expressions are intended to identify forward-looking statements. You should not place undue reliance on these forward looking statements, which apply only as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required under U.S. federal securities laws.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information more fully described elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. Before making an investment decision to invest in our common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the sections entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares of common stock granted to the underwriters is not exercised.

Cousins Properties Incorporated

We are a self-administered and self-managed real estate investment trust, or REIT. Our core focus is on the acquisition, development, ownership and management of top-tier urban office assets in Sunbelt markets—with a particular focus on Georgia, Texas, and North Carolina. As of June 30, 2013, our portfolio of real estate assets consisted of interests in 16 operating office properties containing 9.5 million square feet of office space, 16 operating retail properties containing 3.7 million square feet of retail space, and two projects under active development, consisting of an office tower in Austin, Texas, and a mixed-use development in Atlanta, Georgia.

We have a comprehensive strategy in place based on a simple platform, trophy assets, opportunistic investments and a strong balance sheet. This streamlined approach enables us to maintain a targeted, asset specific approach to investing where we seek to leverage our acquisition and development skills, relationships, market knowledge and operational expertise.

We intend to generate returns and create value for our shareholders through the further lease up of our portfolio, the execution of our development pipeline and through opportunistic investments within our core markets, including acquisitions and development projects.

We are a Georgia corporation and since 1987 have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. Our principal executive office is located at 191 Peachtree Street, N.E., Suite 500, Atlanta, Georgia 30303-1740, and our telephone number is (404) 407-1000.

Recent Developments

Texas Acquisition

On July 19, 2013, we entered into two purchase and sale contracts (the “Purchase Agreements”) with affiliates of Crescent Real Estate Holdings, LLC (“Seller”) for the acquisition of an office portfolio comprised of Greenway Plaza, a 10-building approximately 4.4 million square foot office complex in Houston, Texas, and 777 Main Street, an approximately 980,000 square foot Class A office building in downtown Fort Worth, Texas (the “Texas Acquisition”), for a gross aggregate purchase price of approximately $1.1 billion in cash. The assets will be wholly-owned by us and will remain unencumbered of debt at closing.

On July 29, 2013, the remaining due diligence period under the Purchase Agreements was waived, our earnest money deposit of $30 million became non-refundable and Seller’s option to terminate the Purchase

Agreements upon the payment of liquidated damages expired. The closing of the Texas Acquisition is scheduled to occur no later than September 9, 2013, subject to the satisfaction or waiver of customary closing conditions set forth in the Purchase Agreements.

The consummation of the Texas Acquisition is not subject to a financing condition. We plan to fund the cash purchase price through a combination of net proceeds from this offering, cash on hand from the disposition of existing owned properties, new secured property-level debt and, on an interim basis, funds drawn under a new $950 million term loan facility (which we refer to in this prospectus supplement as the “New Facility”), with an accordion feature permitting us to increase the amount available by up to $150 million if we request and receive additional commitments for the increase. Funding under the New Facility, to the extent necessary, would be provided in a single draw-down concurrently with the closing of the Texas Acquisition, with the initial amount of the New Facility limited to the purchase price for the Texas Acquisition and related transaction expenses not funded by the net proceeds of this offering, the property dispositions and new secured property-level debt. We cannot assure you that we will be able to complete our anticipated property dispositions and new secured property-level debt or otherwise obtain alternative sources of financing for the Texas Acquisition in the amounts targeted, in the time period expected, on attractive terms, or at all, which could result in greater than anticipated amounts outstanding under the New Facility. This offering is not conditioned upon completion of the Texas Acquisition. See the section entitled “Risk Factors” in this prospectus supplement.

We expect a delay between the closing of the Texas Acquisition and the completion of some or all of our existing property dispositions and our incurrence of new secured property-level debt. As a result, we anticipate an initial increase in our leverage ratio due to the funding of a portion of the Texas Acquisition associated with our borrowings under the New Facility at the closing date. However, as we repay borrowings under our New Facility with the net proceeds from our anticipated property dispositions, we expect our total leverage (defined as total debt divided by total debt plus market capitalization of our common stock and liquidation value of our preferred stock) to ultimately decrease to approximately 29%, assuming all property dispositions are completed as anticipated and assuming the exercise in full of the underwriters’ option to purchase 9,000,000 additional shares.

There can be no assurance that the Texas Acquisition will be consummated, or if consummated, of the timing thereof. For additional information regarding the Texas Acquisition, the Purchase Agreements and the New Facility, please refer to our Current Report on Form 8-K filed with the SEC on July 29, 2013, the terms of which are incorporated by reference in this prospectus supplement.

Texas Portfolio Overview

Below is a summary of key information regarding the properties to be acquired in the Texas Acquisition:

Property	Metro Area	Number of Buildings	Key Tenants(1)	Rentable Square Feet	Percentage of Rentable Square Feet Leased as of June 30, 2013		Weighted Average Occupancy, Year Ended December 31, 2012(2)	Weighted Average Remaining Lease Term(3)	In-Place Yield(4)
Greenway Plaza	Houston, TX	10	Occidental, Invesco Transocean, ExxonMobil and CPL Retail Energy	4,348,000	92%		92%	6.4 years	7.6%

777 Main Street	Fort Worth, TX	1	Frac Tech Services, Jacobs Engineering, XTO (ExxonMobil), Shannon, Gracy and Ratliff and Frost Bank	980,000	91	%(5)	94%	5.1 years	6.2%

(1)	Greenway Plaza and 777 Main Street key tenants identified above represent 42% and 35% of rentable square feet, respectively. The breakdown of rentable square feet represented by each tenant is as follows. For Greenway Plaza – Occidental, 725,282; Invesco, 380,601; Transocean, 333,734; ExxonMobil, 214,857; and CPL Retail Energy, 173,760. For 777 Main Street – Frac Tech Services, 98,374; Jacobs Engineering, 67,627 (giving effect to lease expiration on December 31, 2013); XTO (ExxonMobil), 58,594; Shannon, Gracy and Ratliff, 42,080; and Frost Bank, 28,816.
(2)	Weighted average occupancy is calculated as the total occupied rentable square feet within all buildings within the asset (determined on the last day of each month, and averaged over calendar year 2012), divided by the total rentable square feet within all buildings within the asset.
(3)	Reflects stated expiration dates; does not reflect early termination rights in certain leases. With respect to 777 Main Street, the remaining term of the Jacobs Engineering lease has been excluded, as it is scheduled to expire on December 31, 2013.
(4)	In-Place Yield is calculated by dividing the projected annual net operating income (or “NOI”) for an individual asset (all buildings, if applicable) by the purchase price for the asset. NOI is calculated as the budgeted contractual rental and other income from existing leases and other budgeted contracts (without any assumptions for new leases or other contracts) for the 12 month period from July 1, 2013 to June 30, 2014, less the budgeted expenses for the same period, and is then adjusted for above or below market leases and straightlining of rent over the period in question. With respect to 777 Main Street, excludes remaining income from the Jacobs Engineering lease, totaling $419,000, which is scheduled to expire on December 31, 2013.
(5)	Projected occupancy at year end is approximately 72% due to upcoming lease expirations effective December 31, 2013, including the reduction of the Jacobs Engineering lease from approximately 333,000 square feet to approximately 68,000 square feet.

Rationale for Texas Acquisition

The Texas Acquisition represents an attractive opportunity for us to buy two high quality office assets that are concentrated in our target markets that accelerates our strategic plans. We believe the Texas Acquisition will create strategic, portfolio and financial benefits, including the following:

•

Transformative Acquisition Consistent with our Acquisition Strategy. Greenway Plaza and 777 Main Street are top quality office assets located within high growth urban submarkets. Greenway Plaza is centrally located between the Central Business District and the Galleria submarkets of

Houston, Texas, and 777 Main Street is located within the Central Business District of Fort Worth, Texas. The purchase price for the Texas Acquisitions reflects a substantial discount to the Company’s estimate of replacement cost for these assets. We believe the Texas Acquisition portfolio provides an embedded opportunity for net operating income growth through (i) replacing below-market in-place rents with market rents, (ii) the lease-up of vacant space and (iii) development and redevelopment opportunities.

•

Significantly Expands Operating Platform in Texas. Following the closing of the Texas Acquisition, if consummated, and assuming completion of the anticipated existing property dispositions, we anticipate that no individual metropolitan area will comprise more than 37% of our total property portfolio (based on rentable square footage), a decrease from a 51% concentration in Atlanta, Georgia prior to the acquisition. In addition, the Texas Acquisition is expected to increase our local recognition as an owner and operator of high quality office properties in Texas, which we believe will increase our exposure to new transaction opportunities, including leasing, acquisition and development projects.

•

Benefits of Scale. The Texas Acquisition would significantly increase our asset base without, we believe, any additional G&A expense. In addition, the Texas Acquisition and this offering would significantly increase the public float of our common stock.

Financing of the Texas Acquisition

We plan to fund the cash purchase price of the Texas Acquisition and related transaction expenses through a combination of net proceeds from this offering, cash on hand from the disposition of existing owned properties, new secured property-level debt and, on an interim basis, to the extent necessary, funds drawn under the New Facility.

$950 Million Term Loan

On July 29, 2013, we entered into a Loan Agreement with JPMorgan Chase Bank, N.A. (“JPM”) and Bank of America, N.A. for the New Facility, which would permit us to draw up to $950 million under a new term loan facility, with an accordion feature permitting us to increase the amount available by up to $150 million if we request and receive additional commitments for the increase (for an aggregate available facility amount up to $1.1 billion). The New Facility matures on the first anniversary of the closing of the Texas Acquisition, with two one-year extension options, for portions of the available amount, that we may exercise upon the satisfaction of conditions and the payment of extension fees. We expect the New Facility will be funded, to the extent necessary, in a single draw-down concurrently with the closing of the Texas Acquisition.

The New Facility contains affirmative and negative covenants and events of default that are substantially similar to those in our existing Second Amended and Restated Credit Agreement for our $350 million senior unsecured revolving line of credit (the “Existing Facility”).

The New Facility may be prepaid, in whole or in part, at any time and without premium or penalties, in minimum amounts of $5.0 million. We are required to prepay the New Facility with the net proceeds from each of the dispositions and property-level debt financings described below that we consummate following the funding of the New Facility, as well as from future equity issuances and unsecured debt financings. The funding of the New Facility is subject to customary conditions, including the closing of the Texas Acquisition in accordance with the Purchase Agreements, the absence of any material adverse change in our business and our compliance with the financial covenants referred to above on a pro forma basis after giving effect to the Texas Acquisition.

Planned Non-Core Property Dispositions

We intend to fund a portion of the Texas Acquisition through the anticipated disposition of our interests in certain non-core assets, including The Avenue Murfreesboro (in Murfreesboro, Tennessee), Tiffany Springs MarketCenter (in Kansas City, Missouri), Lakeshore Park Plaza (in Birmingham, Alabama), 600 University Park Place (in Birmingham, Alabama), the office building we have previously referred to as the Inhibitex building (in Alpharetta, Georgia), our direct or indirect interests in CP Venture Five LLC (which owns Avenue East Cobb (in Marietta, Georgia), Avenue West Cobb (in Marietta, Georgia), Avenue Peachtree City (in Peachtree City, Georgia), Avenue Viera (in Viera, Florida) and Viera MarketCenter (in Viera, Florida)) and our direct or indirect interests in CP Venture Two LLC (which owns Greenbrier MarketCenter (in Chesapeake, Virginia), Los Altos MarketCenter (in Long Beach, California) and North Point MarketCenter (in Alpharetta, Georgia)).

We estimate that our net proceeds from these dispositions will be approximately $190 million. Our share of the annualized NOI for the second quarter of 2013 from these anticipated dispositions was approximately $15.7 million. This estimate reflects sales prices for those properties we have already contracted to sell (The Avenue Murfreesboro and Tiffany Springs MarketCenter) and our own estimates of potential sales prices for assets currently being marketed or expected to be marketed. We expect to complete the The Avenue Murfreesboro, Tiffany Springs MarketCenter and CP Venture Five LLC and CP Venture Two LLC disposition transactions by September 30, 2013, depending on market and other conditions; however, we cannot assure you that we will be able to complete any of these dispositions in the amounts targeted, in the time period expected, or at all.

New Secured Property-Level Debt

We expect to incur secured property-level debt by placing mortgages on two of our existing properties, Promenade, a 775,000 square foot Class-A office building located in the Midtown submarket of Atlanta, Georgia, and Post Oak Central, a 1.3 million square foot Class-A office complex in the Galleria submarket of Houston, Texas. We anticipate realizing net cash proceeds in the aggregate amount of approximately $272 million from these mortgages. We intend to close these loans by September 30, 2013, subject to satisfaction of customary funding conditions; however, we cannot assure you that we will be able to close these loans in the amounts targeted, in the time period expected, or at all.

Second Quarter 2013 Financial Highlights

On July 29, 2013, we reported results for the three months ended June 30, 2013, which included the following financial and operational highlights:

•

Funds from operations was $14.2 million, or $0.12 per share ($0.14 per share before preferred stock redemption charges), for the second quarter of 2013, compared with $13.2 million, or $0.13 per share, for the second quarter of 2012.

•

Same property net operating income for the second quarter of 2013 increased 4.7% over the prior year period, from $17.8 million to $18.6 million, and office portfolio same property net operating income increased 5.5%, from $14.2 million to $15.0 million.

•

Net loss available to common stockholders was ($5.6) million, or ($0.05) per share, for the second quarter of 2013, compared with net income available to common stockholders of $6.4 million, or $0.06 per share, for the second quarter of 2012.

•	Rental property revenues were $38.7 million for the second quarter of 2013, compared with $28.9 million for the second quarter of 2012.

•	On April 12, 2013, we completed a public offering of 16.5 million shares of common stock at a public offering price of $10.45 per share, generating net proceeds of $165.1 million.

•

On April 25, 2013, we completed our acquisition of 816 Congress, a Class-A office tower located in the central business district of Austin, Texas, for $102.4 million, after adjusting for rent credits. The purchase price was funded with a portion of the net proceeds of our April common stock offering.

•	On May 3, 2013, we refinanced the mortgage on our Emory Midtown Office Tower, lowering the interest rate to 3.5% from 5.9%.

Funds From Operations

The table below shows Funds from Operations Available to Common Stockholders (“FFO”) and the related reconciliation to net income (loss) available to common stockholders. We calculate FFO in accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, which is net income available to common stockholders (computed in accordance with GAAP), excluding extraordinary items, cumulative effect of change in accounting principle and gains on sale or impairment losses on depreciable property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis. FFO is used by industry analysts and investors as a supplemental measure of a REIT’s operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial, improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Our management evaluates operating performance in part based on FFO. Additionally, we use FFO, along with other measures, to assess performance in connection with evaluating and granting incentive compensation to our officers and other key employees. FFO also does not represent cash generated from operating activities in accordance with GAAP, and therefore should not be considered an alternative to net cash flows from operating activities, as determined by GAAP, as a measure of liquidity. Additionally, it is not necessarily indicative of cash available to fund cash needs. The reconciliation of net income (loss) available to common stockholders to FFO is as follows for the three months ended June 30, 2013 and 2012 (in thousands, except per share information):

	Three Months Ended June 30,
	2013	2012
	(unaudited)
Net Income (Loss) Available to Common Stockholders	$(5,579)	$6,401
Depreciation and amortization of real estate assets:
Consolidated properties	15,262	9,560
Discontinued properties	524	2,967
Share of unconsolidated joint ventures	4,167	2,495
Impairment losses on depreciable investment properties net of amounts attributable to noncontrolling interests	—	—
Gain on sale of depreciated properties:
Consolidated	(130)	(59)
Discontinued properties	(86)	(674)
Share of unconsolidated joint ventures	—	(7,509)
Other	—	(29)

Funds From Operations Available to Common Stockholders	$14,158	$13,152

Per Common Share—Basic and Diluted:
Net Income (Loss) Available	$(.05)	$.06

Funds From Operations	$.12	$.13

Weighted Average Shares-Basic	118,661	104,165

Weighted Average Shares-Diluted	118,845	104,165

Same Property Net Operating Income

The tables below show Same Property Net Operating Income and Office Portfolio Same Property Net Operating Income and the related reconciliations to rental property revenues and rental property expenses. Net Operating Income is used by industry analysts, investors and our management to measure operating performance of the Company’s properties. Net Operating Income, which is rental property revenues less rental property operating expenses, excludes certain components from net income in order to provide results that are more closely related to a property’s results of operations. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, our management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Depreciation and amortization are also excluded from Net Operating Income. Same Property Net Operating Income includes those office and retail properties that have been fully operational in each of the comparable reporting periods. A fully operational property is one that achieved 90% economic occupancy for each of the two periods presented or has been substantially complete and owned by us for each of the two periods presented and the preceding year. Same Property Net Operating Income allows analysts, investors and our management to analyze continuing operations and evaluate the growth trend of our portfolio. Net Operating Income does not represent cash generated from operating activities in accordance with GAAP. Therefore, Net Operating Income should not be considered an alternative to net income as an indication of our performance. Net Operating Income should also not be considered an alternative to net cash flow from operating activities, as determined by GAAP, as a measure of liquidity, nor is Net Operating Income indicative of cash available to fund cash needs. The reconciliation of rental property revenues to Net Operating Income and Same Property Net Operating Income is as follows for the three months ended June 30, 2013 and 2012 (in thousands):

	Three Months Ended June 30,
	2013	2012
	(unaudited)
Net Operating Income—Consolidated Properties
Rental property revenues	$38,729	$28,922
Rental property expenses	18,576	12,521

Net Operating Income—Consolidated Properties	20,153	16,401
Net Operating Income—Discontinued Operations
Rental property revenues	1,311	7,753
Rental property expenses	474	2,663

Net Operating Income—Discontinued Operations	837	5,090
Net Operating Income—Unconsolidated Joint Ventures	7,582	5,937

Total Net Operating Income	$28,572	$27,428

Net Operating Income:
Same property	$18,611	$17,768
Non-same property	9,962	9,660

Net Operating Income	$28,572	$27,428

Same Property Net Operating Income
Office properties	$15,019	$14,239
Retail properties	3,593	3,530

Total Same Property Net Operating Income	$18,611	$17,768

The Offering

Issuer	Cousins Properties Incorporated

Shares of common stock offered by us	60,000,000 shares (or 69,000,000 shares if the underwriters exercise their option to purchase additional securities in full)

Shares of our common stock to be outstanding after this offering	180,687,641 shares (or 189,687,641 shares if the underwriters exercise their option to purchase additional securities in full)[1]

NYSE symbol	“CUZ”

Use of proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses payable by us, will be approximately $574.9 million (or approximately $661.3 million if the underwriters exercise their option to purchase additional securities in full). We intend to use the net proceeds from this offering to fund a portion of the purchase price of the Texas Acquisition and related transaction expenses. Any remaining proceeds will be used for general corporate purposes, including the redemption of all or a portion of our outstanding Series B Preferred Stock, the acquisition and development of office properties, other opportunistic investments and the repayment of debt. See “Use of Proceeds” in this prospectus supplement.

Restrictions on ownership	Our Restated and Amended Articles of Incorporation, as amended, which we refer to in this prospectus supplement as our articles of incorporation, contain restrictions on the ownership and transfer of our stock that are intended to assist us in complying with the requirements for qualification as a REIT. Subject to certain exceptions, our articles of incorporation limit “ownership” (as defined in our articles of incorporation) by a single “person” (as defined in our articles of incorporation) to 3.9% of the aggregate value of all outstanding shares of all classes of our capital stock. See “Description of Common Stock—Restrictions on Transfer” in the accompanying prospectus.

Risk factors	Your investment in our common stock involves substantial risks. In consultation with your financial and legal advisors, you should carefully consider the matters discussed under the sections entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

[1]	The number of shares of our common stock that will be outstanding after the offering is based on 120,687,641 shares outstanding as of July 29, 2013, and: (A) excludes (i) 3,879,053 shares of common stock issuable upon the exercise of outstanding stock options and (ii) 1,442,411 additional shares reserved for future issuance under our incentive compensation plans; and (B) includes 481,081 shares of unvested restricted stock.

RISK FACTORS

Your investment in shares of our common stock involves substantial risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and other information that we file with the SEC before making a decision to invest in our common stock. If any of the risks contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus develop into actual events, our business, financial condition, liquidity, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business and Properties

We may fail to consummate the Texas Acquisition, which could have a material adverse impact on our financial condition, results of operations and the market price of our common stock.

We intend to use a significant majority of the net proceeds of this offering to fund a portion of the purchase price for the Texas Acquisition, as described in the section entitled “Summary—Recent Developments.” The Texas Acquisition is subject to customary closing conditions. There can be no assurances those conditions will be satisfied or that we will complete this acquisition on the terms described herein or at all. In the event that we fail to complete the Texas Acquisition, we will have issued a significant number of additional shares of our common stock without realizing a corresponding increase in earnings and cash flow from acquiring the properties. In addition, we will have broad authority to use the net proceeds of this offering for other general corporate purposes, including the redemption of all or a portion of our outstanding Series B Preferred Stock, the acquisition and development of office properties, other opportunistic investments and the repayment of debt that may not be accretive to our results of operations. As a result, our failure to consummate the Texas Acquisition could have a material adverse impact on our financial condition, results of operations and the market price of our common stock.

We may not be able to complete our anticipated property dispositions, resulting in higher than anticipated levels of indebtedness.

We cannot assure you that we will be able to complete our anticipated property dispositions and incur new secured property-level debt or otherwise obtain alternative sources of financing for the Texas Acquisition in the amounts targeted, in the time period expected, on attractive terms, or at all, which could result in greater than anticipated amounts outstanding under the New Facility.

You may experience dilution as a result of this offering, which may adversely affect the per share trading price of our common stock.

This offering may have a dilutive effect on our earnings per share and funds from operations per share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds. The actual amount of dilution from this offering, or from any future offering of common or preferred stock, will be based on numerous factors, particularly the use of proceeds and any return generated thereby, and cannot be determined at this time. The per share trading price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market in connection with this offering, or otherwise, or as a result of the perception or expectation that such sales could occur.

As a result of the additional indebtedness incurred to consummate the Texas Acquisition, we may experience a potential material adverse effect on our financial condition and results of operations.

The consummation of the Texas Acquisition is not subject to a financing condition. We plan to fund the cash purchase price through a combination of net proceeds from this offering, cash on hand from the disposition of existing owned properties, new secured property-level debt and, on an interim basis, funds drawn under the New Facility. Funding under the New Facility, to the extent necessary, would be provided in a single draw-down concurrently with the closing of the Texas Acquisition, with the initial amount of the New Facility limited to the purchase price for the Texas Acquisition and related transaction expenses not funded by the net proceeds of this offering, the property dispositions and new secured property-level debt. Our incurrence of new indebtedness could have adverse consequences on our business, such as:

•

requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes and reduce cash for distributions;

•	limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;

•	increasing the costs of incurring additional debt;

•	increasing our exposure to floating interest rates;

•	limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

•	restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

•	restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our existing and future indebtedness;

•

exposing us to potential events of default (if not cured or waived) under covenants contained in our debt instruments that could have a material adverse effect on our business, financial condition and operating results;

•	increasing our vulnerability to a downturn in general economic conditions; and

•	limiting our ability to react to changing market conditions in our industry.

The impact of any of these potential adverse consequences could have a material adverse effect on our results of operations, financial condition and liquidity.

We will incur substantial expenses and payments even if the Texas Acquisition is not completed.

We have incurred substantial legal, accounting, financial advisory and other costs and our management has devoted considerable time and effort in connection with the Texas Acquisition. If the Texas Acquisition is not completed, we will bear certain fees and expenses associated with the Texas Acquisition without realizing the benefits of the Texas Acquisition. The fees and expenses may be significant and could have an adverse impact on our results of operations.

The closing of the Texas Acquisition is not conditioned upon the closing of this offering. The Purchase Agreements collectively provide for the forfeiture of our $30 million deposit of earnest money in the event we fail to consummate the Texas Acquisition other than for the failure of customary closing conditions. The forfeiture of our $30 million deposit of earnest money could have a material adverse impact on our results of operations and our liquidity.

The intended benefits of the Texas Acquisition may not be realized, which could have a negative impact on our results of operations and financial condition, the market price of our common stock, and our distributions to shareholders.

We may be subject to additional risks and may not be able to achieve the anticipated benefits of the Texas Acquisition, even if the transaction is consummated. Upon completion of the Texas Acquisition, we expect to integrate the properties we acquire with our existing operations. We may be unable to accomplish the integration smoothly, successfully or within anticipated cost estimates. The diversion of our management’s attention from our current operations to these integration efforts, and any difficulties encountered, could prevent us from realizing the full benefits anticipated to result from the Texas Acquisition and could adversely affect our business and the price of our common stock. Additional risks include, among others:

•

the inability to successfully integrate the operations, maintain consistent standards, controls, policies and procedures, or realize the anticipated benefits of the Texas Acquisition within the anticipated timeframe or at all;

•	the inability to effectively monitor and manage our expanded portfolio of properties, retain key employees or attract highly qualified new employees;

•	the projections of estimated future revenues, cost savings or operating metrics that we develop during the due diligence and integration planning process might be inaccurate;

•	the possible decline in value of the acquired assets or the market price of our common stock;

•	unanticipated issues, expenses and liabilities that may arise after the date hereof;

•	diversion of our management’s attention away from other business concerns; and

•	exposure to any undisclosed or unknown potential liabilities relating to the Texas Acquisition.

We cannot assure you that we will be able to complete the integration without encountering difficulties or that any such difficulties will not have a material adverse effect on us. Failure to realize the intended benefits of the Texas Acquisition could have a material adverse effect on our financial condition, results of operations and the market price of our common stock.

We will increase our concentration of properties in the Texas market as a result of the Texas Acquisition, which could have an adverse effect on our operations if the market is adversely affected by economic or other conditions.

As a result of the Texas Acquisition, we will increase our concentration of properties in the Texas market. If the Texas market is adversely affected by local or regional economic conditions (such as business layoffs, industry slowdowns, changing demographics and other factors) or local real estate conditions (such as oversupply of or reduced demand for office properties), such conditions may have an adverse impact on our results of operations.

The unaudited pro forma financial information included in this prospectus supplement may not be indicative of our actual financial position or results of operations.

The unaudited pro forma financial information contained in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Texas Acquisition been completed as of the date indicated. The unaudited pro forma financial information reflects adjustments, which are based upon assumptions and preliminary estimates that we believe to be reasonable, including an estimate relating to the financing of the Texas Acquisition, but we can provide no assurance that any or all of such assumptions or estimates will turn out to be correct.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated underwriting discounts and estimated transaction expenses payable by us, will be approximately $574.9 million (or approximately $661.3 million if the underwriters’ option to purchase additional securities is exercised in full).

We intend to use the net proceeds from this offering to fund the aggregate purchase price of the Texas Acquisition together with net proceeds from the disposition of any assets sold prior to closing of the Texas Acquisition, new secured property-level debt, and, to the extent necessary, the New Facility. Any remaining proceeds from this offering will be used for general corporate purposes, including the redemption of all or a portion of our outstanding Series B Preferred Stock, the acquisition and development of office properties, other opportunistic investments and the repayment of debt.

This offering is not conditioned on completion of the Texas Acquisition. Similarly, the closing of the Texas Acquisition is not conditioned on the closing of this offering. In the event the Texas Acquisition is not completed, we will use the net proceeds from this offering for general corporate purposes, including the redemption of all or a portion of our outstanding Series B Preferred Stock, the acquisition and development of office properties, other opportunistic investments and the repayment of debt.

Pending application of any portion of the net proceeds from this offering, we may temporarily invest these net proceeds in interest-bearing accounts and readily marketable, short-term, interest-bearing securities including certificates of deposit, interest-bearing bank deposits, obligations of the Government National Mortgage Association, government agency securities, or U.S. government obligations consistent with our intention to maintain our qualification for taxation as a REIT.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and consolidated capitalization as of June 30, 2013:

•	on an actual basis;

•

on an as adjusted basis to give effect to the sale of 60,000,000 shares of our common stock in this offering (assuming no exercise of the underwriters’ option to purchase additional securities), resulting in net proceeds to us, after deducting estimated underwriting discounts and estimated transaction expenses payable by us, of $574.9 million; and

•

on a pro forma as adjusted basis to give effect to (i) the sale of 60,000,000 shares of our common stock in this offering (assuming no exercise of the underwriters’ option to purchase additional securities), resulting in net proceeds to us, after deducting estimated underwriting discounts and estimated transaction expenses payable by us, of $574.9 million, and (ii) the Texas Acquisition, including the financing thereof with proceeds from the New Facility, as if each of these transactions had occurred on June 30, 2013.

Other than as described above and in the table below, no other adjustments have been made to reflect normal course operations by us or other developments with our business after June 30, 2013. As a result, the as adjusted information provided below is not indicative of our actual cash and cash equivalents position or consolidated capitalization as of any date.

You should read the following table in conjunction with “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the accompanying notes, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which is incorporated by reference into this prospectus supplement.

	(unaudited) As of June 30, 2013
	Actual	As Adjusted	Pro Forma As Adjusted(1)
	(In thousands, except share and per share amounts)
Cash and cash equivalents (excluding restricted cash)	$4,925	$579,865	$4,925

Existing Facility	51,000	51,000	51,000
New Facility	—	—	540,464	(2)

Other notes payable	289,374	289,374	289,374

Total debt	340,374	340,374	880,838

Redeemable noncontrolling interests	—	—	—

Stockholders’ investment:
Preferred stock, 20,000,000 shares authorized, $1.00 par value:
7.50% Series B cumulative redeemable preferred stock, $25 liquidation preference; 3,791,000 shares issued and outstanding, actual, as adjusted and pro forma as adjusted	94,775	94,775	94,775	(3)
Common stock, $1.00 par value, 250,000,000 shares authorized, 124,257,723 shares issued, actual; 184,257,723 shares issued, as adjusted and pro forma as adjusted(4)	124,258	184,258	184,258
Additional paid-in capital	825,777	1,340,717	1,340,717
Treasury stock at cost, 3,570,082 shares, actual, as adjusted and pro forma as adjusted	(86,840)	(86,840)	(86,840)
Distributions in excess of cumulative net income	(206,995)	(206,995)	(209,995)

Total stockholders’ investment	750,975	1,325,915	1,322,915

Nonredeemable noncontrolling interests	22,639	22,639	22,639

Total equity	773,614	1,348,554	1,345,554

Total capitalization (including total debt)	$1,113,988	$1,688,928	$2,226,392

(1)	Reflects the use of assumed net proceeds of (i) $574.9 million from this offering and (ii) $540.5 million from the New Facility to fund the purchase price for the Texas Acquisition and related expenses. Does not reflect the anticipated existing property dispositions and incurrence of new secured property-level debt, the net proceeds of which may ultimately be used to fund a portion of the purchase price for the Texas Acquisition or to prepay amounts borrowed under the New Facility.
(2)	To the extent the underwriters exercise their option to purchase up to an additional 9,000,000 shares, amounts assumed to be drawn under the New Facility would be decreased by the net proceeds received from the sale of such shares.
(3)	Does not reflect the redemption of our Series B Preferred Stock. To the extent net proceeds from this offering remain following the payment of a portion of the purchase price for the Texas Acquisition, we may use such net proceeds to redeem all or a portion of the Series B Preferred Stock. See “Use of Proceeds” in this prospectus supplement.
(4)	Excludes (i) 3,879,053 shares of common stock issuable upon the exercise of outstanding stock options and (ii) 1,442,411 additional shares reserved for future issuance under our incentive compensation plans. Includes 481,081 shares of unvested restricted stock.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements, and to the extent inconsistent with it replaces, the discussion under the caption “Certain Federal Income Tax Considerations” beginning on page 30 of the accompanying prospectus.

FATCA Legislation

The Hiring Incentives to Restore Employment Act (the “HIRE Act”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied. The portion of the HIRE Act that provides for this withholding tax and related provisions is known as the “Foreign Account Tax Compliance Act” or “FATCA.”

On January 17, 2013, the Treasury Department issued final regulations relating to FATCA. As a general matter, and among other things, FATCA will impose a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity certifies it has no substantial U.S. owners or furnishes information regarding each substantial U.S. owner, or (iii) the foreign entity is otherwise excepted under FATCA. The requirements under FATCA may be modified by an intergovernmental agreement between the United States and another country. Under delayed effective dates provided for in the regulations and published IRS guidance, the withholding tax described above will apply (i) to dividends on our shares beginning on July 1, 2014, and (ii) to payments of gross proceeds from a sale or other disposition of our shares beginning on January 1, 2017. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

UNDERWRITING

J.P. Morgan Securities LLC and Merrill Lynch, Pierce Fenner & Smith Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
J.P. Morgan Securities LLC	30,000,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	16,500,000
Barclays Capital Inc.	3,000,000
Morgan Stanley & Co. LLC	3,000,000
Wells Fargo Securities, LLC	3,000,000
SunTrust Robinson Humphrey, Inc.	1,500,000
Robert W. Baird & Co. Incorporated	600,000
Piper Jaffray & Co.	600,000
PNC Capital Markets LLC	600,000
RBS Securities Inc.	600,000
Stifel, Nicolaus & Company, Incorporated	600,000

Total	60,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.24 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$10.00	$600,000,000	$690,000,000
Underwriting discount	$0.40	$24,000,000	$27,600,000
Proceeds, before expenses, to us	$9.60	$576,000,000	$662,400,000

The expenses of the offering, not including the underwriting discount, are estimated at $1,060,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 9,000,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial commitment as indicated in the table at the beginning of this section plus, in the event that any underwriter defaults in its obligation to purchase shares under the underwriting agreement, certain additional shares.

Reserved Shares

At our request, the underwriters have reserved for sale, at the public offering price, up to 1,200,000 shares offered hereby for sale to one of our directors and other business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. We cannot provide any assurance as to the exact number of common shares that these persons will purchase, if any. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus supplement.

No Sales of Similar Securities

We, our executive officers and directors, and certain of our stockholders, have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to Cousins occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares of our common stock are listed on the New York Stock Exchange under the symbol “CUZ.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

These various financing, banking and investment banking services include: JP Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities, LLC, is administrative agent, joint lead arranger and joint bookrunner and a lender under our New Facility; Merrill Lynch, Pierce, Fenner & Smith Incorporated is joint lead arranger and joint bookrunner under our New Facility; Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is syndication agent and a lender under our New Facility; Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a lender, swingline lender, letter of credit lender and administrative agent under our Existing Facility; Merrill Lynch, Pierce,

Fenner & Smith Incorporated is a joint lead arranger and bookrunner under our Existing Facility; JP Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is a letter of credit lender and syndication agent under our Existing Facility; J.P. Morgan Securities LLC is a joint lead arranger and bookrunner under our Existing Facility; JP Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the lender under a commercial real estate loan to us; Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, is a co-documentation agent and lender under our Existing Facility; SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., is a co-documentation agent and lender under our Existing Facility; PNC Bank, National Association, an affiliate of PNC Capital Markets LLC, is a co-documentation agent and lender under our Existing Facility; and RBS Citizens, N.A. d/b/a Charter One, an affiliate of RBS Securities Inc., is a lender under our Existing Facility.

In addition, Crescent Real Estate Holdings, LLC, the seller in the Texas Acquisition, is majority-owned by affiliates of Barclays Capital Inc. In addition, other affiliates of Barclays Capital Inc. have made loans secured in part by the properties subject to the Texas Acquisition. All or a portion of the net offering proceeds of this offering will be used to pay down any outstanding portion of the loans, and/or distributed to the owners of Crescent Real Estate Holdings, LLC. As such, affiliates of Barclays Capital Inc. will therefore receive a portion of the net offering proceeds that are used to fund the Texas Acquisition. Barclays Capital Inc. also acted as financial advisor to Crescent Real Estate Holdings, LLC in connection with the Texas Acquisition.

In addition, we are a joint venture partner with an affiliate of J.P. Morgan Securities LLC with respect to our Terminus 100 and Terminus 200 properties and with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to our Charlotte Gateway Village property. Affiliates of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are also tenants at certain of our properties.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require Cousins or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

Cousins, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for Cousins or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Cousins nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for Cousins or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment

Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance

LEGAL MATTERS

The legality of the common stock being offered hereby and certain tax matters will be passed upon for us by King & Spalding LLP, Atlanta, Georgia. Certain legal matters related to this offering will be passed upon for the underwriters by Hogan Lovells US LLP.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from Cousins Properties Incorporated’s Annual Report on Form 10-K filed February 13, 2013, and the effectiveness of Cousins Properties Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statement of revenue over certain operating expenses of Terminus 200 for the year ended December 31, 2012, incorporated in this prospectus supplement by reference from Cousins Properties Incorporated’s Current Report on Form 8-K/A filed March 26, 2013, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statement of revenues over certain operating expenses of Post Oak Central, incorporated in this prospectus supplement by reference from Cousins Properties Incorporated’s Current Report on Form 8-K/A filed March 26, 2013, has been audited by Frazier & Deeter, LLC, independent auditors, as stated in their report, which is incorporated herein by reference. The statement of revenues over certain operating expenses has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited combined statement of revenues and certain operating expenses of the Greenway Plaza and 777 Main office properties included in this prospectus supplement have been so included in reliance on the report, which includes an explanatory paragraph referring to the purpose of the statement, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Except as specifically described below, information included on the SEC’s website is not incorporated by reference into this prospectus supplement. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

We “incorporate by reference” into this prospectus supplement some of the documents that we have filed and will file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file subsequently with the SEC will automatically update this prospectus supplement. We incorporate by reference the documents and information listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and up until we sell all the securities offered by this prospectus supplement (except for information “furnished” under Item 2.02 or Item 7.01 (including exhibits related thereto) of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference in this prospectus supplement and the accompanying prospectus):

•	Annual Report on Form 10-K for the year ended December 31, 2012 (including portions of our definitive Proxy Statement for the 2013 Annual Meeting of Stockholders incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 and June 30, 2013;

•

Current Reports on Form 8-K filed on February 8, 2013 (Form 8-K/A filed March 26, 2013), April 4, 2013, April 8, 2013, April 11, 2013, April 12, 2013 and July 29, 2013 (Form 8-K/A filed July 30, 2013); and

•

The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-11312) dated August 4, 1992, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by contacting us at the following address or telephone number:

Cousins Properties Incorporated

191 Peachtree Street, N.E.

Suite 500

Atlanta, Georgia 30303-1740

Attention: Investor Relations

Telephone: (404) 407-1000

We also maintain an Internet site at http://www.cousinsproperties.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus supplement.

Independent Auditor’s Report

To the Members of

Crescent Real Estate Holdings LLC

We have audited the accompanying combined statement of revenues and certain operating expenses of the Greenway Plaza and 777 Main office properties (the “Buildings”) for the year ended December 31, 2012.

Management’s Responsibility for the Combined Statement of Revenues and Certain Operating Expenses

Management is responsible for the preparation and fair presentation of the combined statement of revenues and certain operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statement of revenues and certain operating expenses that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined statement of revenues and certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain operating expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statement of revenues and certain operating expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined statement of revenues and certain operating expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to Crescent’s preparation and fair presentation of the combined statement of revenues and certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Crescent’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain operating expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Buildings for the year ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 to the accompanying combined statement of revenues and certain operating expenses, which describes that the accompanying combined statement of revenues and certain operating expenses of the Buildings was prepared for the purpose of complying with the rules of the Securities and Exchange Commission and is not intended to be a complete presentation of the Buildings’ revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

July 29, 2013

Greenway Plaza and 777 Main

Combined Statement of Revenues and Certain Operating Expenses

(dollars in thousands)

	(Unaudited) 6 Months Ended June 30, 2013	Year Ended December 31, 2012
Revenues:
Office rent	$43,868	$85,752
Recoveries	17,108	26,848
Other income	10,405	23,588

Total revenues	71,381	136,188

Certain operating expenses:
Property operating and maintenance	19,068	39,517
Real estate taxes and insurance	10,819	18,375
Management fees	2,018	3,899

Total certain operating expenses	31,905	61,791

Revenues in excess of certain operating expenses	$39,476	$74,397

The accompanying notes are an integral part of the combined statement of revenues and certain operating expenses.

Greenway Plaza and 777 Main

Notes to Combined Statement of Revenues and Certain Operating Expenses

For the six months ended June 30, 2013 (Unaudited) and the year ended December 31, 2012

1. Description of Real Estate Property Acquired

On July 19, 2013, certain subsidiaries of Crescent Real Estate Holdings LLC (“Crescent”), entered into purchase and sale contracts with Cousins Properties Incorporated (“Cousins”), to acquire the Greenway Plaza and 777 Main office properties and related parking garages (the “Buildings”). Greenway Plaza is a complex of 10 Class A office buildings consisting of approximately 4.3 million square feet (unaudited), located in Houston, Texas; 777 Main is a Class A office building consisting of approximately 1.0 million square feet (unaudited), located in Ft. Worth, Texas. Total consideration for the acquisition is approximately $1.1 billion, of which approximately $950 million relates to the purchase of Greenway Plaza and approximately $160 million relates to the purchase of 777 Main.

References to the “Company” refer to Crescent Real Estate Holdings LLC and certain of its other direct and indirect subsidiaries.

2. Basis of Accounting

The accompanying combined statement of revenues and certain operating expenses is presented in conformity with accounting principles generally accepted in the United States and in accordance with the provisions of Article 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC. Accordingly, the combined statement of revenues and certain operating expenses excludes certain historical expenses that are not directly related to the proposed future operations of the Buildings such as certain ancillary income, amortization, depreciation, interest, Texas margin tax, expenses related to certain ground leases and corporate expenses. Therefore, the amounts reported in the accompanying statement may not be comparable to the results of operations of the Buildings after their acquisition by Cousins and is not intended to be a complete representation of the Buildings’ revenues and expenses.

The accompanying combined statement of revenues and certain operating expenses of the Buildings have been presented on a combined basis as the Buildings were under common management and ownership during the periods presented.

The accompanying combined interim statement of revenues and certain operating expenses for the six months ended June 30, 2013 is unaudited. In the opinion of Crescent, the unaudited interim financial information includes all adjustments necessary to present fairly the combined revenues and certain operating expenses for such period. The reported results are not necessarily indicative of the results that may be expected for the full year.

3. Significant Accounting Policies

Revenue

Revenues are comprised primarily of office rent (including amortization of deferred rent), tenant reimbursement of operating expenses (recoveries), parking revenue, and other ancillary revenue. As a lessor, the Company has retained substantially all of the risks and benefits of ownership of the Buildings and accounts for its leases with its tenants as operating leases. Income on leases, which includes scheduled increases in rental rates during the lease term and/or abated rent payments for various periods following the tenant’s lease commencement date, is recognized on a straight-line basis over the terms of the respective leases when collectability is reasonable assured. A deferred rent receivable is recognized, representing the excess of rental revenue recognized on a straight-line basis over cash received pursuant to the applicable lease provisions, net of

Greenway Plaza and 777 Main

Notes to Combined Statement of Revenues and Certain Operating Expenses

For the six months ended June 30, 2013 (Unaudited) and the year ended December 31, 2012 amounts that may become uncollectible in the future. The adjustment to this receivable, reflected in the “Office rent” line item in the combined statement of revenues and certain operating expenses, increased rental revenue by approximately $3.2 million (unaudited) and $6.3 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

Building leases generally provide for the reimbursement of operating expenses, or in certain cases increases in operating expenses above a base year amount, payable to the Company in equal installments throughout the year based on estimated operating expenses, and are recorded as revenue. Any differences between the estimated operating expenses and actual amounts incurred are adjusted at year end. No significant adjustments were required as of June 30, 2013 (unaudited).

Lease termination fee revenue, included in the “Other income” line item in the combined statement of revenues and certain operating expenses, is generally recognized on a straight line basis over the remaining lease term pursuant to the lease termination agreement with the tenant. If the Company and the tenant have continuing relationships or the Company has any remaining obligations to the tenant, the recognition of lease termination fee revenue is dependent upon the terms of the termination agreement.

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

4. Leasing Concentrations

As of June 30, 2013, two tenants leased approximately 15% (unaudited) and 7% (unaudited) of the Buildings’ net rentable square footage, respectively, contributing approximately 15% (unaudited) and 8% (unaudited) of office rent and recoveries, excluding amortization of deferred rent, for the six months ended June 30, 2013, respectively. As of December 31, 2012, these tenants leased approximately 15% and 7% of the Buildings’ net rentable square footage, respectively, contributing approximately 13% and 10% of office rent and recoveries, excluding amortization of deferred rent, for the year ended December 31, 2012, respectively.

5. Rental Revenue Under Operating Leases

Refer to Note 3, Significant Accounting Policies, for a description of the Company’s policy for revenue under operating leases. Future minimum rental revenue for non-cancelable operating leases (base rents) excluding tenant reimbursements of operating expenses as of December 31, 2012 are as follows (in thousands):

Year Ended December 31,
2013	$78,212
2014	74,667
2015	70,989
2016	67,339
2017	37,568
Thereafter	142,323

Total	$471,098

Greenway Plaza and 777 Main

Notes to Combined Statement of Revenues and Certain Operating Expenses

For the six months ended June 30, 2013 (Unaudited) and the year ended December 31, 2012

During the six months ended June 30, 2013, the Company signed approximately 1.2 million (unaudited) square feet of operating leases with a weighted average minimum rental rate of approximately $22.03 (unaudited) per square foot and a weighted average term of approximately 8.5 (unaudited) years.

6. Commitments, Contingencies and Litigation

Capital Expenditures

In the ordinary course of business, certain commitments exist for capital expenditures pursuant to tenant leases.

Environmental Matters

All of the Buildings have been subject to Phase I environmental assessments; such assessments have not revealed, nor is the Company’s management aware of, any environmental liabilities that management believes would have a material adverse effect on operations.

Several of the Buildings contain asbestos. For one of the Greenway Plaza Buildings, the Company estimated the fair value of the conditional asset retirement obligation and recorded a liability totaling approximately $0.3 million as of December 31, 2012; the obligation was abated as of June 30, 2013. For the remainder of the Buildings, the Company estimated the fair value of the conditional asset retirement obligation was not significant and accordingly has not been reflected in the accompanying financial statement.

Litigation

The Company is subject to various legal proceedings, claims and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance. The Company’s management makes assumptions and estimates concerning the likelihood and amount of any potential loss relating to these matters using the latest information available. The Company records a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, the Company accrues the best estimate within the range. If no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount within the range. If an unfavorable outcome is probable but the amount of the loss cannot be reasonably estimated, the Company discloses the nature of the litigation and indicate that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, the Company discloses the nature and estimate of the possible loss of the litigation. The Company does not disclose information with respect to litigation where an unfavorable outcome is considered to be remote or where the estimated loss would not be material. There is no material litigation, nor to the Company’s knowledge, any material litigation currently threatened against Crescent related to the Buildings.

7. Related-Party Transactions

Management Agreements

The Buildings pay an affiliate of Crescent to manage the Buildings pursuant to certain Management Agreements in an amount generally equal to 3% to 4% of gross rental receipts collected.

Greenway Plaza and 777 Main

Notes to Combined Statement of Revenues and Certain Operating Expenses

For the six months ended June 30, 2013 (Unaudited) and the year ended December 31, 2012

Lease Agreement

Lease arrangements for office space occupied by the Company, related total rent and terms existing at the Buildings for the six months ended June 30, 2013 and for the year ended December 31, 2012 are as follows (dollars in thousands):

	(Unaudited) 6 Months Ended June 30, 2013		Year Ended December 31, 2012		Term
	Sq. Ft.	Total Rent	Sq. Ft.	Total Rent
Management and regional offices	37,967	$430.7	37,967	$819.7	Month-to-month
Corporate office	23,150	308.2	32,870	642.3	December 31, 2015(1)

	61,117	$738.9	70,837	$1,462.0

(1)	Under current lease terms, the lease expires December 31, 2015, with an option for Crescent to terminate upon 30 days’ notice without further liabilities or obligations.

8. Subsequent Events

Subsequent events have been evaluated through July 29, 2013, the date the accompanying combined statement of revenues and certain expenses was issued.

COUSINS PROPERTIES INCORPORATED

Summary of Unaudited Pro Forma Financial Statements

On July 19, 2013, Cousins Properties Incorporated (the “Company”) entered into two purchase and sale agreements for the acquisition of Greenway Plaza, a 10-building approximately 4.4 million square foot office complex in Houston, Texas, and 777 Main Street, a 980,000 square foot Class A office building in Fort Worth, Texas (the “Texas Acquisition”), for a gross aggregate purchase price of approximately $1.1 billion.

These pro forma financial statements reflect a funding of the purchase price of the Texas Acquisition with net proceeds from an assumed public offering of 60.0 million shares of common stock, less estimated underwriting and other fees (the “Offering”), and proceeds from a new unsecured term loan facility (the “New Facility”). The New Facility, which was executed on July 29, 2013, permits the Company to draw up to $950.0 million, with an accordion feature permitting the Company to increase the amount available by up to $150.0 million if the Company requests and receives additional commitments for the increase (for an aggregate available facility amount up to $1.1 billion). The pro forma financial statements do not reflect any funding of any portion of the purchase price of the Texas Acquisition with any secured debt that the Company might obtain in the future.

On February 8, 2013, the Company purchased an 80% interest in MSREF/Cousins Terminus 200 LLC and simultaneously repaid the mortgage loan secured by the Terminus 200 property. Immediately thereafter, the Company contributed its interest in the Terminus 200 property and its interest in the Terminus 100 property, together with the existing mortgage loan secured by the Terminus 100 property to a newly–formed entity, Terminus Office Holdings LLC (“TOH”), and sold 50% of TOH to institutional investors advised by J.P. Morgan Asset Management. Concurrently, the Company purchased Post Oak Central from an affiliate of L.P. Morgan Asset Management (collectively, the “Post Oak/Terminus Transactions”).

On April 25, 2013, the Company purchased 816 Congress, a Class A office tower in Austin, Texas.

The following unaudited pro forma balance sheet as of June 30, 2013 has been prepared to give effect to the Texas Acquisition and the related fundings as if the transaction occurred on June 30, 2013.

The following unaudited pro forma statements of operations for the six months ended June 30, 2013 and the pro forma statement of comprehensive income for the year ended December 31, 2012 have been prepared to give effect to (1) the Texas Acquisition and related fundings, (2) the Post Oak/Terminus Transactions and (3) the acquisition of 816 Congress as if the transactions occurred on January 1, 2012.

This pro forma information should be read in conjunction with the consolidated financial statements and notes thereto of the Company included in its Annual Report filed on Form 10-K for the year ended December 31, 2012 and its Quarterly Report filed on Form 10-Q for the quarterly period ended June 30, 2013. In addition, this pro forma information should be read in conjunction with the financial statements and notes thereto of the Texas Acquisition included herein and in conjunction with the financial statements and notes thereto of Post Oak Central and Terminus 200 included in the Company’s Current Report on Form 8-K/A filed on March 26, 2013.

These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisitions and dispositions discussed above been consummated on the dates indicated. In addition, the pro forma balance sheet includes pro forma allocations of the purchase price based upon preliminary estimates of the fair value of the assets acquired in connection with the Texas Acquisition. These allocations may be adjusted in the future upon finalization of these preliminary estimates.

Cousins Properties Incorporated and Subsidiaries

Pro Forma Consolidated Balance Sheet

June 30, 2013

(unaudited; in thousands)

		Pro Forma Adjustments
	Cousins Properties Incorporated Historical(a)	Texas Acquisition		Pro Forma Total
Assets
Real estate assets:
Operating properties, net	$838,826	$674,697	(b)	$1,513,523
Projects under development, net	5,819	—		5,819
Land	38,039	350,001	(b)	388,040
Other	—	—		—

	882,684	1,024,698		1,907,382
Operating properties and related assets held for sale, net	51,301	—		51,301
Cash and cash equivalents	4,925	—		4,925
Restricted cash	3,230	—		3,230
Notes and accounts receivable, net	8,539	—		8,539
Deferred rents receivable	34,707	—		34,707
Investments in unconsolidated joint ventures	127,948	—		127,948
Other assets	87,454	137,023	(b)	224,477

Total assets	$1,200,788	$1,161,721		$2,362,509

Liabilities and equity
Notes payable	$340,374	$503,024	(c)	$843,398
Accounts payable and accrued expenses	34,433	—		34,433
Deferred income	25,785	—		25,785
Other liabilities	26,582	49,317	(b)	75,899

Total liabilities	427,174	552,341		979,515
Stockholders’ investment:
Preferred stock	94,775	—		94,775
Common stock	124,258	60,000	(d)	184,258
Additional paid-in capital	825,777	552,380	(d)	1,378,157
Treasury stock at cost	(86,840)	—		(86,840)
Distributions in excess of cumulative net income	(206,995)	(3,000	)(e)	(209,995)

Total stockholders’ investment	750,975	609,380		1,360,355
Nonredeemable noncontrolling interests	22,639	—		22,639

Total equity	773,614	609,380		1,382,994

Total liabilities and equity	$1,200,788	$1,161,721		$2,362,509

The accompanying notes are an integral part of this statement.

(a)	Historical financial information is derived from the Company’s Quarterly Report filed on Form 10-Q as of June 30, 2013.
(b)	Reflects the purchase price of the assets and liabilities in connection with the Texas Acquisition, net of any purchase price adjustments.
(c)	Represents amounts assumed to be financed through the New Facility in connection with the Texas Acquisition.
(d)	Reflects net proceeds from the Offering.
(e)	Reflects the expensing of estimated acquisition-related costs as required under GAAP.

Cousins Properties Incorporated and Subsidiaries

Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 30, 2013

(unaudited; in thousands, except per share amounts)

		Pro Forma Adjustments
	Cousins Properties Incorporated Historical(a)	Q1 and Q2 2013 Transactions(b)		Texas Acquisition		Pro Forma Total
Revenues
Rental property revenues	$73,477	$5,164	(d)	$73,675	(c)	$152,316
Fee income	6,511	—		—		6,511
Land sales	1,396	—		—		1,396
Other	2,668	—		336	(c)	3,004

	84,052	5,164		74,011		163,227

Costs and Expenses
Rental property operating expenses	34,406	2,999	(d)	31,905	(e)	69,310
Reimbursed expenses	3,268	—		—		3,268
Land cost of sales	1,396	—		—		1,396
General and administrative expenses	10,622	—		—		10,622
Interest expense	9,176	227	(g)	4,574	(h)	13,977
Depreciation and amortization	27,240	1,766	(d)	25,625	(f)	54,631
Other	1,358	—		—		1,358

	87,466	4,992		62,104		154,562

Loss on extinguishment of debt	—	—		—		—

Income (loss) from continuing operations before taxes, unconsolidated joint ventures and sale of investment properties	(3,414)	172		11,907		8,665
Benefit (provision) for income taxes from operations	(2)	—		—		(2)
		35	(j)
Income (loss) from unconsolidated joint ventures	2,784	369	(i)	—		3,188

Income (loss) from continuing operations before gain on sale of investment properties	(632)	576		11,907		11,851
Gain on sale of investment properties	57,583	—		—		57,583

Income (loss) from continuing operations	56,951	576		11,907		69,434

Income (loss) from discontinued operations:						—
Income (loss) from discontinued operations	593	—		—		593
Gain on sale of discontinued operations	181	—		—		181

	774	—		—		774

Net income (loss)	57,725	576		11,907		70,208
Net loss attributable to noncontrolling interests	(1,022)	—		—		(1,022)

Net income (loss) attributable to controlling interests	56,703	576		11,907		69,186
Preferred share original issuance costs	(2,656)	—		—		(2,656)
Dividends to preferred stockholders	(6,454)	—		—		(6,454)

Net income (loss) available to common stockholders	$47,593	$576		$11,907		$60,076

Per common share information - basic and diluted:
Income (loss) from continuing operations attributable to controlling interest	$0.4202					$0.3459
Income (loss) from discontinued operations	$0.0069					$0.0045

Net income (loss) available to common stockholders	$0.4271					$0.3504

Weighted average shares - basic	111,430			60,000	(k)	171,430

Weighted average shares - diluted	111,593			60,000	(k)	171,593

The accompanying notes are an integral part of this statement.

(a)	Historical financial information is derived from the Company’s Quarterly Report filed on Form 10-Q for the six months ended June 30, 2013.
(b)	Includes pro forma adjustments for the Post Oak Central/Terminus Transactions and the acquisition of 816 Congress.
(c)	Rental property revenue consists primarily of base rent, tenant reimbursements and amortization of above-market lease assets and below-market lease liabilities. Base rent is recognized on a straight-line basis beginning on the pro forma acquisition date of January 1, 2012. Tenant reimbursements are defined by the respective leases. Amortization is recognized using the straight-line method based on the purchase price allocated to above- and below-market leases over the lives of the respective leases. Other income consists primarily of lease termination fees.
(d)	Represents adjustments related to the Post Oak Central/Terminus Transactions and the acquisition of 816 Congress.
(e)	Consists of property operating expenses, primarily made up of real estate taxes, utilities, management, insurance and maintenance and support services.
(f)	Depreciation and amortization expense is calculated using the straight-line method based on the purchase price allocated to building, tenant improvements, site improvements and lease intangibles over the lives of the respective leases.
(g)	Includes additional interest expense that would have been incurred on the Company’s revolving credit facility (the “Credit Facility”) if the Company had acquired Post Oak Central and 816 Congress on January 1, 2012 and funded the purchase price with borrowings under the Credit Facility. Also includes a decrease in the amount of interest expense due to the elimination of the Terminus 100 mortgage note payable upon the sale of 50% of Terminus 100 and to the receipt of cash from the Terminus 100 and Terminus 200 dispositions, which is assumed to have lowered the Credit Facility balance.
(h)	Represents additional interest expense (calculated at LIBOR plus 150 basis points or 1.70%) that would have been incurred on the New Facility if the Company had effected the Texas Acquisition on January 1, 2012 and funded the purchase price, in part, with borrowings under the New Facility.
(i)	Represents the Company’s share of the net income from the venture that acquired Terminus 100 and Terminus 200, of which the Company owns 50%. Based on the ownership and management structure of the joint venture, the Company accounts for its interest in these entities under the equity method. The pro forma adjustment reflects an estimate of what the Company’s share of the net income would be for this joint venture prior the closing of the transaction in 2013.
(j)	Represents amounts recorded in the historical consolidated statement of comprehensive income for the venture that owned Terminus 200 prior to the Company’s acquisition of the remaining 80% membership interest in Terminus 200. This amount would have been eliminated upon the acquisition of Terminus 200.
(k)	Represents shares assumed to be issued in connection with the Offering. Does not include any shares that may be issued pursuant to the exercise of the underwriters’ option to acquire additional shares.

Cousins Properties Incorporated and Subsidiaries

Pro Forma Consolidated Statement of Comprehensive Income

For the Year Ended December 31, 2012

(unaudited; in thousands, except per share amounts)

		Pro Forma Adjustments
	Cousins Properties Incorporated Historical(a)	Q1 and Q2 2013 Transactions(b)		Texas Acquisition		Pro Forma Total
Revenues
Rental property revenues	$125,609	$21,769	(d)	$139,658	(c)	$287,036
Fee income	17,797	—		—		17,797
Land sales	2,616	—		—		2,616
Other	2,256	—		3,134	(c)	5,390

	148,278	21,769		142,792		312,839

Costs and Expenses
Rental property operating expenses	54,518	15,682	(f)	61,791	(e)	131,991
Reimbursed expenses	7,063	—		—		7,063
Land cost of sales	1,420	—		—		1,420
General and administrative expenses	23,208	—		—		23,208
Interest expense	23,933	(3,915	)(g)	10,904	(h)	30,922
Depreciation and amortization	43,559	8,079	(i)	51,249	(j)	102,887
Impairment losses	488	—		—		488
Separation expenses	1,985	—		—		1,985
Other	4,517	—	(k)	—	(k)	4,517

	160,691	19,846		123,944		304,481

Loss on extinguishment of debt	(94)	—		—		(94)

Income (loss) from continuing operations before taxes, unconsolidated joint ventures and sale of investment properties	(12,507)	1,923		18,848		8,264
Benefit (provision) for income taxes from operations	(91)	—		—		(91)
		(65	)(l)
		(131	)(o)
Income (loss) from unconsolidated joint ventures	39,258	215	(m)	—		39,277

Income (loss) from continuing operations before gain on sale of investment properties	26,660	1,942		18,848		47,450
Gain on sale of investment properties	4,053	—	(n)	—		4,053

Income (loss) from continuing operations	30,713	1,942		18,848		51,503

Income (loss) from discontinued operations:
Income (loss) from discontinued operations	(1,201)	—		—		(1,201)
Gain on sale of discontinued operations	18,407	—		—		18,407

	17,206	—		—		17,206

Net income (loss)	47,919	1,942		18,848		68,709
Net loss attributable to noncontrolling interests	(2,191)	—		—		(2,191)

Net income (loss) attributable to controlling interests	45,728	1,942		18,848		66,518
Dividends to preferred stockholders	(12,907)	—		—		(12,907)

Net income (loss) available to common stockholders	$32,821	$1,942		$18,848		$53,611

Per common share information - basic and diluted:
Income (loss) from continuing operations attributable to controlling interest	$0.1500					$0.2218
Income (loss) from discontinued operations	$0.1653					$0.1048

Net income (loss) available to common stockholders	$0.3152					$0.3267

Weighted average shares - basic	104,117			60,000	(p)	164,117

Weighted average shares - diluted	104,125			60,000	(p)	164,125

The accompanying notes are an integral part of this statement.

(a)	Historical financial information is derived from the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2012.
(b)	Includes pro forma adjustments for the Post Oak Central/Terminus Transaction and the acquisition of 816 Congress.
(c)	Rental property revenue consists primarily of base rent, tenant reimbursements and amortization of above-market lease assets and below-market lease liabilities. Base rent is recognized on a straight-line basis beginning on the pro forma acquisition date of January 1, 2012. Tenant reimbursements are defined by the respective leases. Amortization is recognized using the straight-line method based on the purchase price allocated to above- and below-market leases over the lives of the respective leases. Other income consists primarily of lease termination fees.
(d)	Represents adjustments related to the Post Oak Central/Terminus Transaction and the acquisition of 816 Congress.
(e)	Consists of property operating expenses, primarily made up of real estate taxes, utilities, management, insurance and maintenance and support services.
(f)	Represents property operating expenses recorded in the historical consolidated statement of comprehensive income for Terminus 100 which would have been eliminated upon the sale of 50% of Terminus 100 as well as property operating expenses for the Post Oak Central and 816 Congress acquisitions assuming the transactions had occurred on January 1, 2012. See Note (e) for a description of what is considered property operating expenses.
(g)	Includes additional interest expense that would have been incurred on the Company’s Credit Facility if the Company acquired Post Oak Central and 816 Congress on January 1, 2012 and funded the purchase price with borrowings under the Credit Facility. Also includes a decrease in the amount of interest expense due to the elimination of the Terminus 100 mortgage note payable upon the sale of 50% of Terminus 100 and to the receipt of cash from the Terminus 100 and Terminus 200 dispositions, which is assumed to have lowered the Credit Facility balance.
(h)	Represents additional interest expense (calculated at LIBOR plus 150 basis points or 1.70%) that would have been incurred on the New Facility if the Company had acquired the Texas Acquisition on January 1, 2012 and funded the purchase price, in part, with borrowings under the New Facility.
(i)	Represents depreciation and amortization expense recorded in the historical consolidated statement of comprehensive income for Terminus 100 which would have been eliminated upon the sale of 50% of Terminus 100 as well as depreciation and amortization expense calculated for the Post Oak Central and 816 Congress acquisitions assuming the transactions occurred on January 1, 2012. See Note (j) for description of what is considered depreciation and amortization expense.
(j)	Depreciation and amortization expense is calculated using the straight-line method based on the purchase price allocated to building, tenant improvements, site improvements and lease intangibles over the lives of the respective leases.
(k)	In connection with the Texas Acquisition, the 816 Congress acquisition, the Post Oak Central acquisition, the acquisition of the remaining 80% membership interest in Terminus 200, and the Terminus 100 and Terminus 200 dispositions, the Company incurred and expects to incur acquisition-related and disposition-related costs in an aggregate amount of approximately $3.8 million, which have been excluded from the pro forma statement of comprehensive income for the year ended December 31, 2012, as these amounts represent non-recurring charges.
(l)	Represents the Company’s share of the net loss from the venture that acquired Terminus 100 and Terminus 200, of which the Company owns 50%. Based on the ownership and management structure of the joint venture, the Company will account for its interest in these entities under the equity method.
(m)	Represents amounts recorded in the historical consolidated statement of comprehensive income for the venture that owned Terminus 200 prior to the Company’s acquisition of the remaining 80% membership interest in Terminus 200. This amount would have been eliminated upon the acquisition of Terminus 200.
(n)	In connection with the Terminus 100 and Terminus 200 dispositions, the Company recognized gains of $37.1 million and $19.7 million, respectively, which have been excluded from the pro forma statement of comprehensive income for the year ended December 31, 2012, as these amounts represent non-recurring charges.
(o)	Represents amounts recorded in the historical consolidated statement of comprehensive income for Terminus 100 which would have been eliminated upon the sale of 50% of Terminus 100.
(p)	Represents shares assumed to be issued in connection with the Offering.

PROSPECTUS

Cousins Properties Incorporated

Common Stock

Warrants

Debt Securities

Preferred Stock

Depositary Shares

We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our principal executive offices are located at 191 Peachtree Street, Suite 500, Atlanta, Georgia 30303-1740 and our telephone number is (404) 407-1000.

Our common stock trades on the New York Stock Exchange under the symbol “CUZ.” On March 28, 2013, the last sales price of our common stock on the New York Stock Exchange was $10.69 per share.

Our Series A Cumulative Redeemable Preferred Stock trades on the New York Stock Exchange under the symbol “CUZPRA.” On March 28, 2013, the last sales price of our Series A Cumulative Redeemable Preferred Stock on the New York Stock Exchange was $25.64 per share.

Our Series B Cumulative Redeemable Preferred Stock trades on the New York Stock Exchange under the symbol “CUZPRB.” On March 28, 2013, the last sales price of our Series B Cumulative Redeemable Preferred Stock on the New York Stock Exchange was $25.44 per share.

Investing in our securities involves risks. You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is March 29, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus is correct at any date other than the date of the document containing the information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. Except as specifically described below, information included in the SEC’s website is not incorporated by reference into this prospectus. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

We “incorporate by reference” into this prospectus some of the documents that we have filed and will file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we file subsequently with the SEC will automatically update this prospectus and any prospectus supplement. We incorporate by reference the documents and information listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and up until we sell all the securities offered by this prospectus and any prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Current Report on Form 8-K filed on February 8, 2013 (Form 8-K/A filed March 26, 2013);

•

The description of our Series A Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (File No. 1-11312) filed July 23, 2003, including any amendment or report filed for the purpose of updating such description;

•

The description of our Series B Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (File No. 1-11312) filed December 16, 2004, including any amendment or report filed for the purpose of updating such description; and

•

The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-11312) dated August 4, 1992, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by contacting us at the following address or telephone number:

Cousins Properties Incorporated

191 Peachtree Street

Suite 500

Atlanta, Georgia 30303-1740

Attention: Investor Relations

Telephone: (404) 407-1000

We also maintain an Internet site at www.cousinsproperties.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

COUSINS PROPERTIES INCORPORATED

We are a self-administered and self-managed real estate investment trust, or REIT. Our strategy is to generate stockholder returns through the acquisition, development, ownership and management of high-quality office and retail real estate properties in the Sunbelt, with particular focus on Georgia, Texas and North Carolina. We also own relatively small interests in residential and commercial land tracts held for investment. We intend to focus on increasing the value in our current portfolio through lease-up, cost control and superior customer service, as well as making opportunistic investments in office properties within our core markets. Our long long-term strategy also includes continuing to recycle capital not invested in our core markets or property types, continuing to reduce our holdings of residential and commercial land and diversifying our holdings geographically among our core markets. As of December 31, 2012, our portfolio of real estate assets consisted of interests in 7.8 million square feet of office space, 3.7 million square feet of retail space, and two projects under active development.

We are a Georgia corporation and since 1987 have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). We have been a public company since 1962, and our common stock trades on the New York Stock Exchange under the symbol “CUZ.” Our Series A and Series B Cumulative Redeemable Preferred Stock trades on the NYSE under the symbols “CUZ PrA” and “CUZ PrB,” respectively.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus and the documents that are incorporated by reference herein contain “forward-looking statements” within the meaning of the federal securities laws and are subject to uncertainties and risks. These forward looking statements include information about possible or assumed future results of our business and our financial condition, liquidity, results of operations, plans and objectives. They also include, among other things, statements concerning anticipated revenues, income or loss, impairments, capital expenditures, distributions, capital structure, or other financial terms, as well as statements regarding subjects that are forward looking by their nature, such as:

•	our business and financial strategy;

•	our ability to obtain future financing arrangements;

•	future acquisitions and future dispositions of operating assets;

•	future development and redevelopment opportunities;

•	future dispositions of land and other non-core assets;

•	our projected operating results;

•	market and industry trends;

•	future distributions;

•	projected capital expenditures; and

•	interest rates.

The forward looking statements are based upon our beliefs, assumptions, and expectation of our future performance, taking into account the information currently available to us. These beliefs, assumptions, and expectations may change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward looking statements. You should carefully consider these risks when you make a decision concerning an investment in our common stock, along with the following factors, among others, that may cause actual results to vary from our forward looking statements:

•	availability and terms of capital and financing;

•	the ability to refinance indebtedness as it matures;

•	failure of purchase, sale or other contracts to ultimately close;

•	the availability of buyers and adequate pricing with respect to the disposition of assets;

•	risks and uncertainties related to national and local economic conditions, the real estate industry in general and in specific markets, and the commercial real estate markets in particular;

•	market conditions and changes to our strategy with regard to land and other non-core holdings that require impairment losses to be recognized;

•	the effects of the sale of our third party management business;

•	leasing risks, including the ability to obtain new tenants or renew expiring tenants, and the ability to lease newly developed, recently acquired or current vacant space;

•	financial condition of existing tenants;

•	volatility in interest rates and insurance rates;

•	the availability of sufficient investment opportunities;

•	competition from other developers or investors;

•	the risks associated with real estate developments and acquisitions (such as construction delays, cost overruns and leasing risk);

•	loss of key personnel;

•	potential liability for uninsured losses, condemnation or environmental issues;

•	potential liability for a failure to meet regulatory requirements;

•	the financial condition and liquidity of, or disputes with, joint venture partners;

•	any failure to comply with debt covenants under our credit agreements;

•	any failure to continue to qualify for taxation as a real estate investment trust, or REIT; and

•	the factors incorporated by reference into this prospectus including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

The words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “may,” “intend,” “will,” or similar expressions are intended to identify forward-looking statements. You should not place undue reliance on these forward looking statements, which apply only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required under U.S. federal securities laws.

RISK FACTORS

An investment in our securities involves various risks. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of our securities.

USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, we intend to use the net proceeds of any sale of securities for general corporate purposes. Pending application of such net proceeds, we will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to continue to qualify for taxation as a REIT.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31,
	2012	2011		2010		2009		2008
Ratio of earnings to fixed charges(1)	1.94	—	(2)	—	(3)	—	(4)	0.67	(5)
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	1.29	—	(2)	—	(3)	—	(4)	0.50	(5)

(1)	We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income from continuing operations, adjusted for equity investees and minority interests, net of applicable income tax provision, distributed income of equity investees, amortization of capitalized interest and fixed charges less capitalized interest. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense representing interest (estimated as 30%). Preferred stock dividends consist of dividends on our Series A preferred stock and Series B preferred stock.
(2)	The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends was less than one-to-one for the year ended December 31, 2011. Additional earnings of $121,902 and $134,809 would have been needed to have a one-to-one ratio of earnings to fixed charges and a one-to-one ratio of earnings to combined fixed charges and preferred stock dividends, respectively.
(3)	The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends was less than one-to-one for the year ended December 31, 2010. Additional earnings of $44,115 and $57,022 would have been needed to have a one-to-one ratio of earnings to fixed charges and a one-to-one ratio of earnings to combined fixed charges and preferred stock dividends, respectively.
(4)	The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends was less than one-to-one for the year ended December 31, 2009. Additional earnings of $97,354 and $110,261 would have been needed to have a one-to-one ratio of earnings to fixed charges and a one-to-one ratio of earnings to combined fixed charges and preferred stock dividends, respectively.
(5)	The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends was less than one-to-one for the year ended December 31, 2008. Additional earnings of $14,007 and $28,964 would have been needed to have a one-to-one ratio of earnings to fixed charges and a one-to-one ratio of earnings to combined fixed charges and preferred stock dividends, respectively.

DESCRIPTION OF COMMON STOCK

General

Our authorized common stock consists of 250,000,000 shares of common stock, par value $1.00 per share. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Cumulative voting for the election of directors is not permitted, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of common stock have no preemptive rights. At February 28, 2013, there were 104,119,997 shares of common stock outstanding.

Shares of common stock currently outstanding are listed for trading on the New York Stock Exchange, or the NYSE, under the symbol “CUZ.” We will apply to the NYSE to list the additional shares of common stock to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

All shares of common stock issued will be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holders of common stock if and when declared by our board of directors out of funds legally available therefor.

Under Georgia law, shareholders are generally not liable for our debts or obligations. If Cousins is liquidated, subject to the rights of any holders of preferred stock, if any, to receive preferential distributions, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.

Provisions of our Articles of Incorporation and Bylaws

In addition to any vote otherwise required by applicable law, our Restated and Amended Articles of Incorporation, as amended, or Articles of Incorporation, provide that:

•	any merger or consolidation of Cousins with or into any other corporation;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Cousins;

•	the adoption of any plan or proposal for the liquidation or dissolution of Cousins; or

•	any reclassification of our securities or recapitalization or reorganization of Cousins,

requires the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock. In addition, any amendment of or addition to our Articles of Incorporation or our amended and restated Bylaws (our “Bylaws”) which would have the effect of amending, altering, changing or repealing the foregoing provisions of our Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock.

The provisions of our Articles of Incorporation described above and those described below under the caption “Restrictions on Transfer” may make it more difficult, and thereby discourage, attempts to take over control of Cousins, and may make it more difficult to remove incumbent management. None of these provisions, however, prohibit an offer for all of the outstanding shares of our common stock or a merger of Cousins with another entity. Other than as set forth in this prospectus, our board of directors has no present plans to adopt any additional measures which would discourage a takeover or change in control of Cousins.

Restrictions on Transfer

In order for Cousins to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See “Certain Federal Income Tax Considerations.” Because our board of directors believes that it is essential for us to continue to qualify as a REIT, our board of directors has adopted, and our shareholders have approved, provisions of the Articles of Incorporation restricting the acquisition of shares of stock.

Article 11 of our Articles of Incorporation generally prohibits any transfer of shares of stock which would cause the transferee of such shares to “Own” shares in excess of 3.9% in value of the outstanding shares of all classes of stock (the “Limit”). For purposes of Article 11, “Ownership” of shares is broadly defined to include all shares that would be attributed to a “Person” for purposes of determining whether Cousins is “closely held” under Section 856(a)(6) of the Code. A “Person” is broadly defined to include an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(1) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include a corporate underwriter which participates in a public offering of our common stock for a period of seven days following the purchase by such underwriter. “Person” does not include an organization that qualifies under Section 501(c)(3) of the Code and that is not a private foundation within the meaning of Section 509(a) of the Code. Article 11 also prohibits any Person, except for Persons who Owned shares in excess of the Limit on December 31, 1986 (“Prior Owners”), from Owning shares in excess of the Limit. Article 11 further prohibits Prior Owners (including certain family members and other persons whose shares are attributed to such Prior Owners under the relevant sections of the Code) from acquiring any shares not Owned as of December 31, 1986, unless after any such acquisition, such Prior Owner would not Own a percentage of the value of our outstanding shares of stock greater than the percentage of the value of our outstanding shares of stock Owned by such Prior Owner on December 31, 1986, excluding, for the purpose of calculating such Prior Owner’s Ownership percentage after such acquisition, shares acquired since December 31, 1986 through pro rata stock dividends or splits, shareholder approved stock plans or from Persons whose shares are attributed to such Prior Owner for determining compliance with the stock ownership requirement.

The Articles of Incorporation allow our board of directors, in the exercise of its sole and absolute discretion, to except from the Limit certain specified shares of stock proposed to be transferred to a Person who provided our board of directors with such evidence, undertakings and assurances our board of directors may require that such transfer to such Person of the specified shares of stock will not prevent our continued qualification as a REIT under the Code. Our board of directors may, but is not required to, condition the grant of any such exemption on obtaining an opinion of counsel, a ruling from the Internal Revenue Service, assurances from one or more third parties as to future acquisitions of shares or such other assurances as our board of directors may deem to be satisfactory.

If, notwithstanding the prohibitions contained in Article 11, a transfer occurs which, absent the prohibitions, would have resulted in the Ownership of shares in excess of the Limit or in excess of those owned by a Prior Owner on December 31, 1986, such transfer is void and the transferee acquires no rights in the shares. Shares attempted to be acquired in excess of the Limit or shares attempted to be acquired by a Prior Owner after December 31, 1986, as the case may be, would constitute “Excess Shares” under Article 11.

Excess Shares have the following characteristics under Article 11:

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Excess Shares shall be deemed to have been transferred to Cousins as Trustee of a trust (the “Trust”) for the exclusive benefit of the Person or Persons to whom the Excess Shares are later transferred;

•

an interest in the Trust (representing the number of Excess Shares held by the Trust attributable to the particular transferee) shall be transferable by the transferee (1) at a price not exceeding the price paid by such transferee in connection with the transfer to it or (2) if the shares became Excess Shares in a transaction other than for value, at a price not exceeding the Market Price (as defined) on the date of transfer, and only to a Person who could Own the shares without the shares being deemed Excess Shares;

•

Excess Shares shall not have any voting rights and shall not be considered for the purposes of any shareholder vote or of determining a quorum for such vote, but shall continue to be reflected as issued and outstanding stock of Cousins;

•	no dividends or distributions shall be paid with respect to Excess Shares, and any dividends paid in error on Excess Shares are payable back to us upon demand; and

•

Excess Shares shall be deemed to have been offered for sale to Cousins for the period of 90 days following the date on which the shares become Excess Shares, if notice is given by the transferee to us, or the date on which our board of directors determines that such shares are Excess Shares, if notice is not given by the transferee to Cousins. During such 90-day period, we may accept the offer and purchase any or all of such Excess Shares at the lesser of the price paid by the transferee and the Market Price (as defined) on the date we accept the offer to purchase. Before any transfer of Excess Shares to any transferee, we must (1) be notified, (2) waive our rights to accept the offer to purchase the Excess Shares, and (3) determine in good faith that the shares do not constitute Excess Shares in the hands of the transferee.

Under Article 11, if any Person acquires shares in violation of the prohibitions in Article 11, and we would have qualified as a REIT under the Code but for such acquisition, that Person must indemnify us in an amount equal to the amount that will put us in the same financial position as we would have been in had we not lost our qualified REIT status. Such amount includes the full amount of all taxes, penalties, interest imposed and all costs (plus interest thereon) incurred by us as a result of losing our qualified REIT status. Such indemnification is applicable until we are again able to elect to be taxed as a REIT. If more than one Person has acquired shares in violation of Article 11 at or prior to the time of the loss of REIT qualification, then all such Persons shall be jointly and severally liable for the indemnity.

Article 11 also requires our board of directors to take such action as it deems advisable to prevent or refuse to give effect to any transfer or acquisition of our stock in violation of Article 11, including refusing to make or honor on our books, or seeking to enjoin, a transfer in violation of Article 11. Article 11 does not limit the authority of our board of directors to take any other action as it deems necessary or advisable to protect us and the interests of our shareholders by preserving our qualified REIT status.

Article 11 further requires any Person who acquires or attempts to acquire shares in violation of Article 11 to give us written notice of such transaction and to provide us with such other relevant information as we may request. We can request such information from any Person that we determine, in good faith, is attempting to acquire shares in violation of Article 11.

All certificates representing shares of stock bear a legend referring to the restrictions described above.

Limitation of Directors’ Liability

The Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to Cousins or our shareholders for monetary damages for breaches of such director’s duty of care or other duties as a director. The Articles of Incorporation do not provide for the elimination of, or any limitation on, the personal liability of a director for (1) any appropriation, in violation of the director’s duties, of any business opportunity of Cousins, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) unlawful corporate distributions or (4) any transaction from which the director derived an improper personal benefit. These provisions of our Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director’s duties to such shareholder or Cousins.

Under Article VI of our Bylaws, we are required to indemnify any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including any action by or in the right of

Cousins), by reason of the fact that he is or was a director, officer, agent or employee of Cousins against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding provided that such person shall not be indemnified in any proceeding in which he is adjudged liable to us for:

•	any appropriation, in violation of his duties, or of any business opportunity of Cousins;

•	acts or omissions which involve intentional misconduct or knowing violation of law;

•	unlawful corporate distributions; or

•	any transaction from which such person received improper personal benefit.

Expenses incurred by any person according to the foregoing provisions shall be paid by us in advance of the final disposition of such proceeding upon receipt of the written affirmation of such person’s good faith belief that he has met the standards of conduct required under our Bylaws.

Indemnification Agreements with Directors and Certain Officers

We have entered into indemnification agreements with our directors and certain officers providing contractual indemnification by us to the maximum extent authorized by law.

Shareholder Action

Our Bylaws allow action by the shareholders without a meeting only by unanimous written consent.

Advance Notice for Shareholder Proposals or Nominations at Meetings

In accordance with our Bylaws, shareholders may, (i) nominate persons for election to the Board of Directors or bring other business before an annual meeting of shareholders and (ii) nominate persons for election to the Board of Directors at a special meeting of shareholders, only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the 10th day following the day on which the date of the special meeting and either the names of the nominees proposed to be elected at such meeting or the number of directors to be elected is publicly announced or disclosed. Any notice provided by a shareholder under these provisions must include the information specified in our Bylaws.

Georgia Anti-Takeover Statutes

The Georgia Business Corporation Code restricts certain business combinations with “interested shareholders” and contains fair price requirements applicable to certain mergers with certain interested shareholders that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. Cousins has not elected to be covered by these restrictions, but, although we have no present intention to do so, could elect to do so in the future.

The Georgia Business Corporation Code regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an interested shareholder of the corporation, unless either:

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the transaction resulting in such acquiror becoming an interested shareholder or the business combination received the approval of the corporation’s board of directors prior to the date on which the acquiror became an interested shareholder;

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the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, in the same transaction in which the acquiror became an interested shareholder; or

•

the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, subsequent to the transaction in which the acquiror became an interested shareholder, and the business combination is approved by a majority of the shares entitled to vote, exclusive of shares owned by the interested shareholder, directors and officers of the corporation, certain affiliates of the corporation and the interested shareholder and certain employee stock plans.

For purposes of this statute, an interested shareholder generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved interested shareholder for a period of five years after the date on which such person became an interested shareholder. The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

The Georgia Business Corporation Code also prohibits certain business combinations between a Georgia corporation and an interested shareholder unless:

•	certain “fair price” criteria are satisfied;

•	the business combination is unanimously approved by the continuing directors;

•

the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder; or

•	the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any 12-month period.

The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified “fair price” requirements.

Other Matters

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock. The warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered by this prospectus. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the designation, number and terms of shares of common stock purchasable upon exercise of such warrants;

•	the process for changes to or adjustments in the exercise price;

•	the date, if any, on and after which such warrants and the related common stock will be separately transferable;

•	the price at which each share of common stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued under an indenture between us and the trustee, who will be named in the applicable prospectus supplement. The indenture will be subject to the Trust Indenture Act of 1939, as amended. As used in this prospectus, debt securities means any debentures, notes, bonds and other evidences of indebtedness that we may issue and the trustee authenticates and delivers under the indenture.

We have summarized in this section the selected terms and provisions of the indenture to which any prospectus supplement may relate. This summary is not complete. A form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated into this section by reference. You should read the indenture for additional information before you buy any debt securities. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by those contained in that prospectus supplement.

General

The debt securities will be our direct, unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. The indenture will not limit the amount of debt securities that we may issue and will permit us to issue debt securities from time to time. The indenture provides that debt securities issuable thereunder may be issued up to the aggregate principal amount which may be authorized by us from time to time. Debt securities issued under the indenture will be issued as part of a series that has been established by us pursuant to the indenture.

A prospectus supplement relating to each series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate on the debt securities, if any;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the location (other than New York City, Manhattan) of the paying agent;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities prior to their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

•	if other than denominations of $2,000 and any integral multiples of $1,000, the denominations in which any of our debt securities are issuable;

•	if other than the trustee, the identity of each security register and/or paying agent;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

•	any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

•	whether the provisions described under the heading “Defeasance” below apply to the debt securities;

•	any modifications or additions to the events of default;

•	any modifications or additions to the covenants;

•

whether the debt securities will be issued in certificated form or book-entry form and whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities;

•	the form of the securities;

•	the terms of any right to convert or exchange the debt securities into any other securities or property; and

•	any other terms of the debt securities.

As described in each prospectus supplement relating to any particular series of debt securities offered thereby, the indenture may contain covenants limiting:

•	the incurrence of debt by us;

•	the incurrence of debt by our subsidiaries;

•	the making of certain payments by us and our subsidiaries;

•	subsidiary mergers;

•	the business activities of us and our subsidiaries;

•	the issuance of preferred stock of subsidiaries;

•	asset dispositions;

•	transactions with affiliates;

•	the granting of liens; and

•	mergers and consolidations involving us.

The indenture may also include any such other covenants as set forth in the applicable prospectus supplement.

Trustee

There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated, any action described herein to be taken by a trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

Payment; Transfer

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or where you can transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities.

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $2,000 each or multiples of $1,000.

Original Issue Discount

Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an “original issue discount security,” that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

Consolidation, Merger or Sale

The indenture generally will permit a consolidation or merger between us and another entity. It will also permit the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another entity. These transactions will be permitted if:

•

we are the continuing entity or, if not, the resulting or acquiring entity assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture; and

•	immediately after the transaction, no event of default (as defined in the indenture) exists.

If we consolidate or merge with or into any other company or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring company may be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor company may be able to exercise our rights and powers under the indenture, in our name or in its own name and we may be released from all of our liabilities and obligations under the indenture and under the debt securities.

Modification and Waiver

Under the indenture, some of our rights and obligations and some of the rights of holders of the debt securities may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any holder without its consent:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including defaulted interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•

make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities;

•

make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

We and the trustee will be able to modify and amend the indenture without the consent of any holder of debt securities for any of the following purposes:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•

provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder.

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will be able to, on behalf of all holders of that series:

•	waive our compliance with certain restrictive covenants of the indenture; and

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

Events of Default

Unless the applicable prospectus supplement states otherwise, “event of default,” when used in the indenture with respect to any series of debt securities, may include any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any debt security of that series when due;

•

failure to perform any other covenant in the indenture that applies to any debt securities of that series for 60 days after we have received written notice by registered or certified mail of the failure to perform in the manner specified in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the debt securities of that series when that series is created.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series will be able to declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration.

The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an event of default occurs and continues.

An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The indenture will require us to certify to the trustee each year that defaults do not exist under the terms of the indenture. The trustee will withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers such withholding of notice to be in the best interests of the holders.

Other than its duties in the case of a default, a trustee will not be obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will be able to, with respect to the debt securities of that series, direct the time, method and place of:

•	any proceeding for any remedy available to the trustee; or

•	any trust or power conferred upon the trustee.

The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•

the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days.

However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce such payment.

Defeasance

Defeasance and Discharge. At the time that we establish a series of debt securities under the indenture, we will be able to provide that the debt securities of that series will be subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series on the dates such payments are due under the indenture and the terms of the debt securities. As used above, “government obligations” will mean:

•	securities of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or

•	securities of government agencies backed by the full faith and credit of such government.

In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

•

the indenture will no longer apply to the debt securities of that series, except for certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds; and

•	holders of debt securities of that series will only look to the trust for payment of principal, any premium and interest on the debt securities of that series.

Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the indenture, we will be able to provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and make the deposit described under the heading “— Defeasance and Discharge” above, we will not have to comply with certain restrictive covenants and events of default contained in the indenture.

In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants and the events of default specifically referred to above, will remain in effect.

If we exercise our option not to comply with the covenants listed above and the debt securities of such series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or government obligations on deposit with the trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of such series on the date such payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments.

Condition. Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock that may be offered by this prospectus as well as a description of our Series A Cumulative Redeemable Preferred Stock, or Series A preferred stock, and Series B Cumulative Redeemable Preferred Stock, or Series B preferred stock, outstanding as of the date of this prospectus. We refer to our Series A preferred stock and Series B preferred stock collectively as our Existing preferred stock. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

In this section, we have summarized the material terms and provisions of the preferred stock as well as the material terms and provisions of the Existing preferred stock. You should read our Articles of Incorporation and the amendment to our Articles of Incorporation establishing the terms of the series of our preferred stock (the “Certificate of Designations”) relating to the applicable series of the preferred stock, including the Certificates of Designations setting forth the terms of the Existing preferred stock, for additional information before you buy any preferred stock.

Our Preferred Stock Generally

Pursuant to our Articles of Incorporation, our board of directors has the authority, without further shareholder action, to issue a maximum of 20,000,000 shares of preferred stock, $1.00 par value per share, inclusive of our Existing preferred stock. As of December 31, 2012, there were 2,993,090 shares of Series A preferred stock issued and outstanding and 3,791,000 shares of Series B preferred stock issued and outstanding. Our Series A preferred stock trades on the NYSE under the symbol “CUZPRA.” Our Series B preferred stock trades on the NYSE under the symbol “CUZPRB.” We will apply to the NYSE to list the additional shares of preferred stock to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the dividend rate, the times of payment and the date from which dividends will accumulate, if dividends are to be cumulative;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund;

•	whether and upon what terms the shares will be convertible or exchangeable;

•	whether the shares will have voting rights and the terms thereof;

•	the rights of the holders upon our liquidation, dissolution or winding-up;

•	restrictions on transfer to preserve our tax status as a REIT; and

•	any other relative rights, powers and limitations or restrictions.

These terms will be described in the applicable prospectus supplement for any series of preferred stock that we offer. In addition, you should read the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the initial public offering price at which we will issue the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When we issue the preferred stock, the shares will be fully paid and nonassessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holders of such preferred stock will not be assessed any additional monies for such preferred stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank senior to our common stock and equally in all respects with the outstanding shares of each other series of preferred stock; and

•

the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means that the holders of preferred stock will have no right, as holders of preferred stock, to buy any portion of those issued securities.

Shareholder Liability

Georgia law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of a Georgia corporation. This means that with respect to the Company, the funds and property of the Company will be the only recourse for these acts or obligations.

Restrictions on Ownership

As discussed above under “Description of Common Stock — Restrictions on Transfer,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding stock, including any of our preferred stock, in addition to the restrictions currently applicable to all classes of our stock pursuant to Article 11 of our Articles of Incorporation. Therefore, the Certificate of Designations for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Registrar and Transfer Agent

The Registrar and Transfer Agent for the preferred stock will be set forth in the applicable prospectus supplement.

Existing Preferred Stock — Ranking

With respect to the payment of dividends and amounts upon liquidation, the Existing preferred stock ranks:

•	senior to our common stock and to any other class or series of our capital stock other than any class or series referred to in the next succeeding bullet points;

•

on a parity with any other class or series of our capital stock the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Existing preferred stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up;

•

junior to any class or series of our capital stock the terms of which specifically provide that such class or series of capital stock ranks senior to the Existing preferred stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up; and

•	junior to our indebtedness.

Existing Preferred Stock — Dividends

Holders of Series A preferred stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7 3/4% per year of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $1.9375 per share. Holders of Series B preferred stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7 1/2% per year of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $1.875 per share. Dividends on the Existing preferred stock are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, and if such day is not a business day, the next succeeding business day. We refer to each of these dates as a “dividend payment date” in this prospectus, and the period beginning after each dividend payment date and ending on the next succeeding dividend payment date is referred to as the “dividend period.” Any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable dividend payment date falls or on such other date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date. We refer to each of these dates as a “dividend record date” in this prospectus.

No dividends on Existing preferred stock may be declared by our board of directors or paid or set apart for payment by us if such declaration or payment is restricted or prohibited by law, or at any time at which one or more of our contractual agreements, including any agreement relating to our outstanding indebtedness, (a) prohibits the declaration, payment or setting apart for payment of dividends or (b) provides that the declaration, payment or setting apart for payment of dividends would constitute a breach thereof or a default thereunder.

Notwithstanding the foregoing, dividends on the Existing preferred stock accrue regardless of whether:

•	our agreements, including our credit facilities, at any time prohibit the current payment of dividends;

•	we have earnings;

•	there are funds legally available for the payment of such dividends; or

•	such dividends are declared.

Accrued but unpaid dividends on the Existing preferred stock will accumulate as of the dividend payment date on which they first become payable. No dividends will be declared or paid or set apart for payment, and no distribution will be made, on any of our common stock or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Existing preferred stock, other than a dividend that consists of shares of our common stock or shares of any other class of stock ranking junior to the Existing preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends on the Existing preferred stock have been, or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment for all dividend periods ending on or prior to the date of such action with respect to our common stock or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Existing preferred stock.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) with respect to the Existing preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Existing preferred stock, all dividends declared upon the Existing preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Existing preferred stock will be declared pro rata so that the amount of dividends declared per share of Existing preferred stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Existing preferred stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such shares of preferred stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Existing preferred stock which may be in arrears.

Unless full cumulative dividends on the Existing preferred stock have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, for all dividend periods ending on or prior to the date of any action described below:

•

no dividends (other than in shares of our common stock or shares of our capital stock ranking junior to the Existing preferred stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment;

•

no other distribution may be declared or made upon shares of our common stock or any shares of our capital stock ranking junior to or on a parity with the Existing preferred stock as to dividends or upon liquidation; and

•

no shares of our common stock, or any other shares of our capital stock ranking junior to or on a parity with the Existing preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired by us for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) (except by conversion into or exchange for other of our shares of capital stock ranking junior to the Existing preferred stock as to dividends and upon liquidation, and except for our redemption, purchase or acquisition of “Excess Shares” under our Articles of Incorporation to ensure that we remain a qualified REIT for federal income tax purposes).

Holders of the Existing preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Existing preferred stock as provided above. Any dividend payment made on the Existing preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Existing Preferred Stock — Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Existing preferred stock will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25.00 per share, plus all accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Existing preferred stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Existing preferred stock will have no right or claim to any of our remaining assets.

In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Existing preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on a parity with the Existing preferred stock in the distribution of assets, then the holders of the Existing preferred stock and all other such classes or series will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Our consolidation, combination or merger with or into any other corporation, trust or entity or consolidation or merger of any other corporation with or into us, the sale, lease or conveyance of all or substantially all of our assets, property or business or any statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up of us.

Existing Preferred Stock — Redemption

We, at our option upon not less than 30 nor more than 60 days prior written notice, may redeem the Existing preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such shares to the date fixed for redemption (except as provided below), without interest. Holders of Existing preferred stock to be redeemed must surrender the Existing preferred stock at the place designated in the notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender. If notice of redemption of any Existing preferred stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any Existing preferred stock called for redemption, then from and after the redemption date:

•	dividends will cease to accrue on the Existing preferred stock;

•	the Existing preferred stock will no longer be deemed outstanding; and

•	all rights of the holders of the Existing preferred stock will terminate, except the holder’s right to receive the redemption price.

If less than all of the outstanding Existing preferred stock is to be redeemed, the Existing preferred stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.

Unless full cumulative dividends on all Existing preferred stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all dividend periods ending on or prior to the date of any applicable redemption, purchase or acquisition, no Existing preferred stock may be redeemed unless all outstanding shares of Existing preferred stock are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any Existing preferred stock (except by exchange for shares of our capital stock ranking junior to the Existing preferred stock as to dividends and upon liquidation). This requirement will not prevent the Existing preferred stock from becoming “Excess Shares” under our Articles of Incorporation or the purchase by us of Excess Shares in order to ensure that we remain qualified as a REIT for federal income tax purposes.

The terms of the Existing preferred stock do not prevent us from conducting open-market purchases of our Existing preferred stock and/or any of our other equity securities from time to time, in accordance with applicable law and subject to the limitations described under the headings “Existing Preferred Stock — Dividends” and “Existing Preferred Stock — Redemption” above.

Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days before the redemption date. A similar notice will be mailed by us, postage prepaid, not less than 30 nor more than 60 days before the redemption date, addressed to the respective holders of record of the Existing preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Existing preferred stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Existing preferred stock to be redeemed;

•	the place or places where shares of Existing preferred stock are to be surrendered for payment of the redemption price; and

•	that dividends on the Existing preferred stock to be redeemed will cease to accrue on such redemption date.

If less than all of the shares of Existing preferred stock held by any holder are to be redeemed, the notice mailed to the holder will also specify the number of shares to be redeemed.

The holders of Existing preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Existing preferred stock on the corresponding dividend payment date notwithstanding the redemption thereof between the dividend record date and the corresponding dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Existing preferred stock that are called for redemption.

The Existing preferred stock has no stated maturity and is not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we remain a qualified REIT for federal income tax purposes, Existing preferred stock owned by a shareholder in excess of the ownership limit specified in the Articles of Incorporation may become “Excess Shares” under our Articles of Incorporation, which we will have the right to purchase from the holder. See “Existing Preferred Stock — Restrictions on Ownership.”

Existing Preferred Stock — Voting Rights

Holders of the Existing preferred stock do not have any voting rights, except as set forth below or as otherwise from time to time required by law.

Whenever we fail to pay dividends on any Existing preferred stock for six or more quarterly periods, which we refer to in this prospectus as a “preferred dividend default,” the holders of the series of preferred stock so affected (voting separately as a class with all other series of preferred stock, if any, ranking on a parity with the Existing preferred stock as to dividends or upon liquidation, referred to in this prospectus as “parity preferred,” upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two members of our board of directors, referred to in this prospectus as “preferred directors”:

•

at the next annual meeting of the shareholders or at a special meeting of the shareholders called by the holders of record of at least 20% of either the Series A preferred stock or the Series B preferred stock or the holders of 20% of any other series of such parity preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders); and

•

at each subsequent annual meeting until all dividends accrued on the applicable series of preferred stock for all dividend periods ending on or prior to the date of any applicable annual meeting shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

If and when all accumulated dividends on the Existing preferred stock shall have been declared and paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every preferred dividend default) and, if all accumulated dividends have been paid in full or declared and set aside for payment in full on all Existing preferred stock and series of parity preferred upon which like voting rights have been conferred and are exercisable, the term of office of each preferred director so elected shall terminate.

Any preferred director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Existing preferred stock (voting separately as a class with all other series of parity preferred, if any, upon which like voting rights have been conferred and are exercisable). So long as a preferred dividend default shall continue, any vacancy in the office of a preferred director may be filled by written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Existing preferred stock when they have the voting rights described above (voting separately as a class with all other series of parity preferred, if any, upon which like voting rights have been conferred and are exercisable). The preferred directors will each be entitled to one vote per director on any matter.

So long as any shares of Existing preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of each class of the Existing preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

•

authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such class of Existing preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of our capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•

amend, alter or repeal the provisions of our Articles of Incorporation, by merger, consolidation or otherwise (an “event”), so as to materially and adversely affect any right, preference, privilege or voting power of such class of Existing preferred stock or the holders thereof, provided, however, with respect to the occurrence of any event set forth in the second bullet point above, so long as any shares of such class of Existing preferred stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any such event will not be deemed to materially and adversely affect any right, preference, privilege or voting power of such class of Existing preferred stock or the holders thereof, and provided further that (1) any increase in the amount of the authorized common stock or preferred stock or the creation or issuance of any other series of common stock or preferred stock, ranking on a parity with or junior to the Existing preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or (2) any change to the number or classification of our directors, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers, and provided further that any amendment to Article 11 of our Articles of Incorporation relating to “Excess Shares,” the ownership limit set forth therein or any other matter described therein of any type or nature will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers so long as after such amendment, any single “Person” may “Own” (each as defined in Article 11 of the Articles of Incorporation prior to or after such amendment) 3.9% of the value of the outstanding shares of our capital stock without violating the ownership limit set forth therein.

The foregoing voting provisions will not apply, and each class of Existing preferred stock will not be entitled to vote, after any notice of redemption is mailed to the holders and a sum sufficient to redeem the shares of such class has been deposited with a bank, trust company, or other financial institution under an irrevocable obligation to pay the redemption price to the holders upon surrender of the shares.

Existing Preferred Stock — Conversion

The Existing preferred stock is not convertible into or exchangeable for any of our other property or securities. However, to preserve our status as a REIT for federal income tax purposes, shares of Existing preferred stock may become “Excess Shares” under Article 11 of our Articles of Incorporation. See “Existing Preferred Stock — Restrictions on Ownership.”

Existing Preferred Stock — Restrictions on Ownership

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in complying with this requirement, subject to certain exceptions, the Articles of Incorporation limit “Ownership” (as defined in the Articles of Incorporation) by a single “Person” (as defined in the Articles of Incorporation) to 3.9% of the aggregate value of all outstanding shares of all classes of stock (including the Existing preferred stock). For a more complete description of the transfer restrictions contained in our Articles of Incorporation, please see the discussion above under the heading “Description of Common Stock — Restrictions on Transfer.”

Existing Preferred Stock — Transfer Agent

The transfer agent, registrar and dividend disbursing agent for the Existing preferred stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

General

This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may issue fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a fractional ownership interest in one share of preferred stock, and will be evidenced by a depositary receipt. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary, which will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, and the holders from time to time of the depositary receipts evidencing the depositary shares. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of preferred stock represented by that depositary share, to all the rights and preferences of the shares of preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the shares of preferred stock, we will deposit the shares of preferred stock with the depositary.

We have summarized selected terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. The summary is not complete. We will file the form of deposit agreement, including the form of depositary receipt, as an exhibit to a Current Report on Form 8-K before we issue the depositary shares. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of such series.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited shares of preferred stock to the record holders of depositary shares relating to the underlying shares of preferred stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the shares of preferred stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the shares of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the shares of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed may be selected by the depositary pro rata or in any other manner determined by the depositary to be equitable and that preserves our REIT status. In any such case, we may redeem depositary shares only in certain increments.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Conversion

If any series of preferred stock underlying the depositary shares is subject to conversion, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert the depositary shares.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit those shares of preferred stock under the deposit agreement or to receive depositary receipts for those shares of preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting the Shares of Preferred Stock

When the depositary receives notice of any meeting at which the holders of the shares of preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the shares of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the shares of preferred stock, may instruct the depositary to vote the amount of the shares of preferred stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the shares of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the shares of preferred stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of us, whether voluntary or involuntary, the applicable prospectus supplement will set forth the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by a depositary receipt.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “— Withdrawal of Preferred Stock”, to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the shares of preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of us.

We may terminate the deposit agreement at any time, and the depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of preferred stock as are represented by those depositary shares.

Charges of Depositary; Taxes and Other Governmental Charges

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The depositary may resign at any time by giving us notice, and we may remove or replace the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports to Holders

We will deliver all required reports and communications to holders of the shares of preferred stock to the depositary. It will forward those reports and communications to the holders of depositary shares.

Limitation on Liability of the Depositary

The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

Restrictions on Ownership

As discussed above under “Description of Common Stock — Restrictions on Transfer,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, including certain entities that are treated as individuals for this purpose, during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any of our preferred stock. Therefore, the Certificate of Designations for each series of preferred stock underlying the depositary shares may contain provisions restricting the ownership and transfer of the preferred stock. The deposit agreement may contain similar provisions. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock and any depositary shares.

BOOK ENTRY PROCEDURES AND SETTLEMENT

We can issue the securities covered by this prospectus in definitive form or in the form of one or more global securities. The applicable prospectus supplement will describe the manner in which the securities offered thereby will be issued.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax considerations relating to our taxation as a REIT under the Code. As used in this section, the terms “we” and “our” refer solely to Cousins Properties Incorporated and not to our subsidiaries and affiliates which have not elected to be taxed as REITs under the Code.

This section also summarizes material federal income tax considerations relating to the ownership and disposition of our common stock. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to a particular offering of warrants, debt securities, preferred stock or depositary shares.

King & Spalding LLP has reviewed this summary and is of the opinion that the discussion contained herein, to the extent it constitutes statements of law, fairly summarizes the federal income tax consequences that are material to a holder of our common stock, although King & Spalding LLP has not rendered any opinion as to our status as a qualified REIT under the Code. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

The information in this section is based on the current provisions of the Code, current final, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies reflected in private letter rulings issued to other taxpayers, which would not be binding on the Internal Revenue Service in any of its dealings with us. These sources are being relied upon as of the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of law, on which the information in this section is based. Any change of this kind could apply retroactively to transactions preceding the date of the change in law. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

Each prospective shareholder is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of our status as a REIT and the ownership and sale of our stock. This includes the federal, state, local, and foreign income and other tax consequences of the ownership and sale of our stock, and the potential impact of changes in applicable tax laws.

Taxation of Cousins Properties Incorporated

General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, and we believe that we have met the requirements for qualification and taxation as a REIT since our initial REIT election in 1987. We intend to continue to operate in such a manner as to continue to so qualify, but no assurance can be given that we have qualified or will remain qualified as a REIT. We have not requested and do not intend to request a ruling from the Internal Revenue Service as to our current status as a REIT. However, we have received an opinion from Deloitte Tax LLP stating that, since the commencement of our taxable year which began January 1, 2005 through the tax year ending December 31, 2012, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our actual method of operation has enabled, and our proposed method of organization and operation will enable, us to continue to meet the requirements for qualification and taxation as a REIT, provided that we have been organized and have operated and continue to be organized and to operate in accordance with certain assumptions and representations made by us. It must be emphasized that this opinion is based on various assumptions and on our representations concerning our organization and operations, including an assumption that we qualified as a REIT at all times from January 1, 1987 through December 31, 2004, and including representations regarding the nature of our assets and the conduct and method of operation of our business. The opinion cannot be relied upon if any of those assumptions and representations later prove incorrect. Moreover, continued qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various REIT qualification tests imposed under the Code, the results of which will not be reviewed by Deloitte Tax LLP. Accordingly, no assurance can be given that the actual results of our operations will satisfy such requirements. Additional information regarding the risks associated with our failure to qualify as a REIT is set forth under the caption “Risk Factors.”

The opinion of Deloitte Tax LLP is based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in the opinion. Moreover, unlike a tax ruling (which we will not seek), this opinion is not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service could not successfully challenge our status as a REIT.

If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income and capital gain that we distribute (or are deemed to distribute) currently to our shareholders. Even if we qualify as a REIT, however, we will be subject to federal income taxes under the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on certain items of tax preference. Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. This 100% tax on income from prohibited transactions is discussed in more detail below. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the income attributable to the greater of the amount by which we failed the 75% or 95% test, multiplied by a fraction intended to reflect our profitability. Sixth, if we were to violate one or more of the REIT asset tests (as discussed below) under certain circumstances, but the violation was due to reasonable cause and not willful neglect and we were to take certain remedial actions, we may avoid a loss of our REIT status by, among other things, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during a specified period. Seventh, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income (including net capital gain) from prior years, subject to certain adjustments, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Eighth, if we were to acquire any asset, directly or indirectly, from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which our basis in the asset is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we were to recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then, to the extent of such property’s “built-in” gain (the excess of the fair market value of such property at the time we acquired it over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. We refer to this tax as the “Built-in Gains Tax.” Ninth, if we fail to satisfy certain of the REIT qualification requirements under the Code (other than the gross income and asset tests), and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure to maintain our REIT status. Finally, if we fail to comply with the requirements to send annual letters to certain shareholders requesting information regarding the actual ownership of our outstanding stock and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

Activities conducted by our taxable REIT subsidiaries, including Cousins Real Estate Corporation (“CREC”) and its subsidiaries, are subject to federal income tax at regular corporate rates. In general, a taxable REIT subsidiary may engage in activities that, if engaged in directly by a REIT, would produce income that does not satisfy the REIT gross income tests, described below, or income that, if earned by the REIT, would be subject to the 100% tax on prohibited transactions, also described below. A number of constraints, however, are imposed on REITs and their taxable REIT subsidiaries to ensure that taxable REIT subsidiaries pay an appropriate corporate-level tax on their income. For example, a taxable REIT subsidiary is subject to the “earnings stripping” rules of the Code with respect to interest paid to the REIT, which could defer or disallow a portion of our taxable REIT subsidiaries’ deductions for interest paid to us under certain circumstances. In addition, if our taxable REIT subsidiaries make deductible payments to us (such as interest or rent), and the amount of those deductible payments is determined by the Internal Revenue Service to exceed the amount that unrelated parties would charge to each other, we would be subject to a 100% penalty tax on the excess payments. We would incur a similar 100% penalty tax on a portion of the rent we receive from our tenants, to the extent the Internal Revenue Service determines that the rent payments are attributable to certain services provided to our tenants by our taxable REIT subsidiaries without receiving adequate compensation either from us or from our tenants.

Requirements for Qualification. The Code defines a REIT as a corporation, trust or association:

(1) which is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

(4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

(7) which makes an election to be a REIT (or has made such an election for a previous taxable year, which election has not been revoked or terminated) and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT status;

(8) which uses the calendar year as its taxable year; and

(9) which meets certain other tests, described below, regarding the nature of its income and assets and regarding distributions to its shareholders.

The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, and that condition (6) must be met during the last half of each taxable year. We have issued sufficient shares of our common stock with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). We will be treated as having met condition (6) above if we complied with certain Treasury Regulations for ascertaining the ownership of our stock and if we did not know (or after the exercise of reasonable diligence would not have known) that our stock was sufficiently closely held to cause us to fail condition (6). In addition, Article 11 of our Articles of Incorporation contains restrictions regarding the transfer and ownership of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (5) and (6) above but without causing us to violate the freely transferable shares requirement described in clause (2) above. See “Description of Common Stock — Restrictions on Transfer.”

In the case of a REIT owning an interest in a partnership, joint venture, limited liability company, or other legal entity that is classified as a partnership for federal income tax purposes (which we refer to collectively as partnerships), the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share (based on the REIT’s capital interest in the partnership). In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests that are discussed below. We own interests in a number of partnerships (the “Subsidiary Partnerships”), and thus, our proportionate share of the assets, liabilities and items of income from the Subsidiary Partnerships are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

Income Tests. To maintain our qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, mortgage interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. In our taxable years from 1998 through 2004, any payment that we received under certain kinds of financial instruments that we entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, as well as any gain derived from the sale or other disposition of any such investment, constituted qualifying income for purposes of the 95% gross income test (but not the 75% gross income test). In our taxable years beginning on or after January 1, 2005, any transaction that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets must constitute a properly identified “hedging transaction” (in accordance with Section 1221 of the Code and the Treasury Regulations thereunder) to avoid giving rise to non-qualifying gross income, and any income or gain that we derive from such a properly-identified hedging transaction will be excluded from our gross income for purposes of the 95% gross income test (but not the 75% gross income test). For hedging transactions entered into after July 30, 2008, such income is also excluded for purposes of the 75% gross income test.

Rents that we receive will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as “rents from real property” if we directly or constructively were deemed to own 10% or more of the ownership interests in such tenant (a “Related Party Tenant”), unless such tenant is our taxable REIT subsidiary and certain other conditions are satisfied. Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rent to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to our tenants, other than through an “independent contractor” from whom we derive no revenue. The “independent contractor” requirement, however, does not apply to the extent the services we provide are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, the “independent contractor” requirement will not apply to noncustomary services we provide, if the annual value of such noncustomary services does not exceed 1% of the gross income derived from the property with respect to which the noncustomary services are provided (the “1% de minimis exception”). For this purpose, such services may not be valued at less than 150% of our direct cost of providing the services, and any gross income deemed to have been derived by us from the performance of noncustomary services pursuant to the 1% de minimis exception will constitute nonqualifying gross income under the 75% and 95% gross income tests. In addition, our taxable REIT subsidiaries are permitted to provide noncustomary services to our tenants without causing the rents we receive from such tenants to be disqualified as “rents from real property.”

From time to time, we may derive rent from certain tenants based, in whole or in part, on the net profits of the tenant, rent from Related Party Tenants, or rent that is more than 15% attributable to personal property. However, the amount of such nonqualifying rent income, if any, is not expected to be material, and we have complied and believe we will continue to comply with the 95% and 75% gross income tests. In addition, based on our knowledge of the real estate markets in the geographic regions in which we operate, we believe that all services that are provided to the tenants of the properties generally will be considered “usually or customarily” rendered in connection with the rental of comparable real estate. Further, we intend to provide any noncustomary services only through qualifying independent contractors, through our taxable REIT subsidiaries or in compliance with the 1% de minimis exception.

We manage certain properties held by the Subsidiary Partnerships, and in return for such services, we receive certain management and accounting fees. We obtained a ruling from the Internal Revenue Service that the portion of such fees that is apportioned to the capital interests of the other partners constitutes non-qualifying gross income for purposes of Section 856 of the Code, and the portion of each fee that is apportioned to our capital interest is disregarded for purposes of Section 856 of the Code. We also expect to receive certain other types of non-qualifying income, such as dividends and interest paid by CREC to us (which will qualify under the 95% gross income test but not under the 75% gross income test). We believe, however, that the aggregate amount of such non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect and we attach a schedule to our federal income tax return containing certain information concerning our gross income. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “General,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess income.

Asset Tests. At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including our allocable share of real estate assets held by the Subsidiary Partnerships), certain temporary investments in stock or debt instruments purchased with the proceeds of a stock offering or a public offering of long-term debt (but only for the one-year period beginning on the date we receive the applicable offering proceeds), cash, certain cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer’s debt and equity securities that we own may not exceed 5% of the value of our total assets (the “5% asset test”). Fourth, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities (the “10% voting securities test”). Fifth, with respect to taxable years beginning after December 31, 2000, we may not own more than 10% of the total value of any one issuer’s outstanding debt and equity securities (the “10% value test”), subject to certain exceptions. Mortgage debt secured by real estate assets constitutes a “real estate asset” and does not constitute a “security” for purposes of the foregoing tests.

The following assets are not treated as “securities” held by us for purposes of the 10% value test: (i) “straight debt” meeting certain requirements, unless we hold (either directly or through our “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.

For taxable years beginning after December 31, 2000, the 5% asset test, the 10% voting securities test, and the 10% value test do not apply to the securities of a taxable REIT subsidiary. However, the value of the debt and equity securities of all taxable REIT subsidiaries we own cannot represent more than 20% (for pre-2009 taxable years) or 25% (for post-2008 taxable years) of the value of our total assets. Any corporation in which a REIT directly or indirectly owns stock (other than another REIT, a corporation which directly or indirectly operates or manages a lodging facility or a health care facility, and, with certain exceptions, a corporation which directly or indirectly provides to any person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated) may be treated as a taxable REIT subsidiary if the REIT and the corporation file a joint election with the Internal Revenue Service for the corporation to be treated as a taxable REIT subsidiary of the REIT.

We own 100% of the stock of CREC, and we also have made loans to CREC. We have filed a joint election with CREC to have CREC, as well as its corporate subsidiaries, treated as our taxable REIT subsidiaries, effective as of January 1, 2001. Accordingly, the debt and equity securities of CREC that we hold are not subject to the 5% asset test, the 10% voting securities test, or the 10% value test.

We believe that the value of our debt and equity securities of CREC and of our other taxable REIT subsidiaries has represented, at all relevant times, less than 20% (for pre-2009 taxable years) and less than 25% (for post-2008 taxable years) of the value of our total assets. With respect to taxable years ending on or prior to December 31, 2000, we believe that the securities of each such issuer also represented less than 5% of the value of our total assets. We also believe that the value of the securities, including unsecured debt, of each other issuer in which we have owned an interest, excluding equity interests in partnerships (which are looked through rather than treated as securities for purposes of the REIT asset tests), has never exceeded 5% of the total value of our assets and that we comply with the 10% voting securities test and the 10% value test (taking into account the various exceptions referred to above). Finally, we also believe that the aggregate value of our assets that are not qualifying assets for purposes of the 75% asset test (including the non-mortgage debt and equity securities of our taxable REIT subsidiaries) does not exceed 25% of the value of our total assets. No independent appraisals have been obtained, however, to support these conclusions, and Deloitte Tax LLP, in rendering the tax opinion described above, is relying upon our representations regarding the value of our securities and our other assets. Although we plan to take steps to ensure that we continue to satisfy all of the applicable REIT asset tests, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in the taxable REIT subsidiaries or changes in our other investments.

If we were to fail any of the asset tests discussed above at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). It is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.

Annual Distribution Requirements. To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income (including any net capital gain) from prior periods, subject to certain adjustments, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we may not have sufficient cash or liquid assets, from time to time, to meet the distribution requirements due to timing differences between the receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses (such as principal amortization or capital expenses) exceeds the amount of noncash deductions (such as depreciation). In the event that such timing differences occur, we may need to borrow money, sell assets, pay taxable stock dividends (for example, where shareholders may elect to receive a dividend paid in cash or with newly issued shares of our common stock), or take other measures to permit us to pay the required dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and penalties, if any, to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify. If we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision.

If we were to fail to qualify for taxation as a REIT in any taxable year and no relief provisions were to apply, we would be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to our shareholders will be taxable as regular dividend income. Under these circumstances, subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends received deduction and individual shareholders may be eligible for a reduced tax rate on “qualified dividend income” received from regular C corporations. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. In addition, to re-elect REIT status after being disqualified, we would have to distribute as dividends, no later than the end of our first taxable year as a re-electing REIT, all of the earnings and profits attributable to any taxable years for which we were a taxable C corporation. Thus, to re-elect REIT status after being disqualified, we could be required to incur substantial indebtedness or liquidate substantial investments in order to make such distributions.

Prohibited Transactions Tax. Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, we will not be subject to the 100% tax with respect to a sale of property if (i) the property has been held for at least two years (formerly four years for sales prior to July 31, 2008) for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale (formerly four years for sales prior to July 31, 2008) are less than 30% of the net selling price of the property and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure and other than certain involuntary conversions) in the year of sale or (b) (x) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or for sales after July 30, 2008, the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, in each case excluding sales of foreclosure property and involuntary conversions, and (y) substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to a buyer as part of one transaction constitutes one sale for purposes of this safe harbor. Not all of our property sales will qualify for the safe harbor. Nevertheless, we intend to own our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning rental properties and making occasional sales of properties as are consistent with our investment objectives. However, the Internal Revenue Service may successfully contend that some of our sales are prohibited transactions, in which case we would be required to pay the 100% penalty tax on the gains resulting from any such sales. Because of this prohibited transactions tax, we intend that sales of property to customers in the ordinary course of business (such as condominiums or residential lots) will be made by a taxable REIT subsidiary, which will be subject to corporate-level tax on its profit but will not be subject to the 100% penalty tax on prohibited transactions.

Other Tax Considerations

We believe that each of the Subsidiary Partnerships qualifies as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership (within the meaning of Section 7704 of the Code).

If a Subsidiary Partnership were treated as an association taxable as a corporation, the value of our interest in such partnership would no longer qualify as a real estate asset for purposes of the 75% asset test. Further, if a Subsidiary Partnership were treated as a taxable corporation, then we would cease to qualify as a REIT if our ownership interest in such partnership exceeded 10% of the partnership’s voting interests, or the value of our debt and equity interest in such partnership exceeded 5% of the value of the our total assets or 10% of the value of the partnership’s outstanding debt and equity securities. Furthermore, in such a situation, distributions from the Subsidiary Partnership to us would be treated as dividends, which do not qualify in satisfying the 75% gross income test described above and which therefore could make it more difficult for us to meet such test, and we would not be able to deduct our share of losses generated by such Subsidiary Partnership in computing our net taxable income.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders. Certain “qualified dividend income” received by domestic non-corporate shareholders is subject to tax at the same tax rates as long-term capital gain (generally, a maximum rate of 20%). Dividends received from REITs, however, generally are not eligible for these reduced tax rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 39.6%), subject to three narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. Under the third exception, dividends received from a REIT may be treated as “qualified dividend income” to the extent attributable to earnings and profits accumulated in non-REIT taxable years. We do not expect to receive a material amount of dividends from our taxable REIT subsidiaries or from other taxable corporations, we do not expect to pay a material amount of federal income tax on undistributed REIT taxable income or a material amount of Built-in Gains Tax, and we believe we have previously distributed as dividends all of our non-REIT accumulated earnings and profits. Therefore, as long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income (except, in the case of non-corporate shareholders who meet certain holding period requirements, to the limited extent that one of the foregoing exceptions applies). In addition, as long as we qualify as a REIT, corporate shareholders will not be eligible for the dividends received deduction as to any dividends received from us.

Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his or her shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares of our common stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares of our common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend that we declare in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.

We may make an election to treat all or part of our undistributed net capital gain as if it had been distributed to our shareholders. These undistributed amounts would be subject to corporate-level tax payable by us. If we were to make such an election, our shareholders would be required to include in their income as long-term capital gain their proportionate shares of our undistributed net capital gain. Each shareholder would be deemed to have paid his or her proportionate share of the income tax imposed on us with respect to such undistributed net capital gain, and this amount would be credited or refunded to the shareholder in computing his or her own federal income tax liability. In addition, the tax basis of the shareholder’s stock would be increased by his or her proportionate share of the undistributed net capital gains included in his or her income, less his or her proportionate share of the income tax imposed on us with respect to such gains.

Domestic shareholders may not include in their individual income tax returns any of our net operating losses or net capital losses. Instead, we would carry over such losses for potential offset against our future income, subject to certain limitations. Taxable distributions from us and gain from the sale of our shares will not be treated as passive activity income and, therefore, domestic shareholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of our stock (or distributions, if any, taxable at capital gain rates), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains or distributions, as the case may be, will be taxed at ordinary income rates. For purposes of computing each shareholder’s alternative minimum taxable income, certain of our “differently treated items” for each taxable year (for example, differences in computing depreciation deductions for regular tax purposes and alternative minimum tax purposes) may be apportioned to our shareholders in accordance with section 59(d)(1)(A) of the Code.

In general, any gain or loss realized upon a taxable disposition of our shares by a domestic shareholder who is not a dealer in securities will be treated as a capital gain or loss. Any loss upon a sale or exchange of shares of our common stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of actual or deemed distributions from us that were required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of our shares may be disallowed if other shares of our stock are purchased within 30 days before or after the disposition.

For non-corporate taxpayers, the tax rate differential between capital gain and ordinary income may be significant. Under current law, the highest marginal non-corporate income tax rate applicable to ordinary income is 39.6%. Any capital gain recognized or otherwise properly taken into account generally will be taxed to a non-corporate taxpayer at a maximum rate of 20% with respect to capital assets held for more than one year. The tax rates applicable to ordinary income apply to gain from the sale or exchange of capital assets held for one year or less. In the case of capital gain attributable to the sale or exchange of certain real property held for more than one year, an amount of such gain equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income will be taxed at a maximum rate of 25%. With respect to distributions designated by us as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we also may designate, and will notify our shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gain rates or at the 25% rate applicable to gain corresponding to unrecaptured depreciation.

The characterization of income as capital or ordinary also may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer’s ordinary income only up to a maximum annual amount of $3,000. Non-corporate taxpayers may carry forward their unused capital losses. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of its capital gains, with unused losses eligible to be carried back three years and forward five years.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to distributions made with respect to our shares and to payments of the proceeds on the sale of our shares, unless an exception applies. Under the backup withholding rules, a shareholder may be subject to backup withholding, at a rate equal to the fourth lowest rate of federal income tax applicable to ordinary income of individuals (currently 28%), with respect to such amounts unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide his or her correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding may be applied as a credit against the shareholder’s federal income tax liability, which could result in a refund.

Medicare Tax on Unearned Income. For taxable years beginning after December 31, 2012, a domestic shareholder that is an individual, an estate, or a trust (other than certain types of exempt trusts) will generally be subject to a 3.8% tax on the lesser of (1) such person’s “net investment income” for the relevant taxable year and (2) the excess of such person’s modified adjusted gross income for such taxable year over a certain threshold (which threshold will generally be (a) $250,000 in the case of a married individual filing a joint return, and (b) $200,000 in the case of an unmarried individual). A domestic shareholder’s net investment income will generally include ordinary and capital gain dividend income received in respect of our shares, and gains from the sale or other disposition of our shares, unless such dividend income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive activities or securities or commodities trading activities). If you are a domestic shareholder that is an individual, an estate, or a trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your income and gains in respect of your investment in our shares.

Taxation of Tax-Exempt Shareholders. The Internal Revenue Service has ruled publicly that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute “unrelated business taxable income” (“UBTI”). Based upon this ruling and subject to the discussion below regarding qualified pension trust investors, distributions by us to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code and the shares of our stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretive in nature and subject to revocation or modification by the Internal Revenue Service.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in our shares will constitute UBTI under certain circumstances. These prospective investors should consult with their tax advisors regarding the special UBTI rules applicable to them.

Notwithstanding the foregoing, a “qualified trust” (defined to be any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) by relying on a special “look-through” rule under which shares held by qualified trust shareholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein, and (ii) the REIT is

“predominantly held” by qualified trusts. A REIT is “predominantly held” if either (i) a single qualified trust holds more than 25% of the value of the REIT’s shares or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT’s shares, hold in the aggregate more than 50% of the value of the REIT’s shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT’s shares is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on its UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying upon the “look-through” rule.

Taxation of Foreign Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, “Non-U.S. Shareholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Shareholder’s conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder that are not designated as capital gain dividends unless (i) a lower treaty rate applies and the required IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Shareholder files an IRS Form W-8ECI with us properly claiming that the distribution is “effectively connected” income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares of stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder’s shares, such excess will constitute gain that may be subject to U.S. federal income tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. In addition, the portion of such distributions in excess of current and accumulated earnings and profits, to the extent not subject to the 30% withholding tax on ordinary dividends, will be subject to a 10% withholding tax under FIRPTA, unless the Non-U.S. Shareholder obtains a withholding certificate from the Internal Revenue Service establishing the right to a reduced amount of FIRPTA withholding. The Non-U.S. Shareholder may seek a refund from the Internal Revenue Service of excess tax withheld if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits or, if the 10% withholding tax applied, did not give rise to taxable gain under FIRPTA.

Under current law, distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests will not be treated under FIRPTA as income “effectively connected” with a U.S. business carried on by the Non-U.S. Shareholder, provided that (i) the distribution is received with respect to a class of our stock that is regularly traded on an established securities market located in the United States and (ii) the Non-U.S. Shareholder does not own more than 5% of that regularly traded class of stock at any time during the one-year period ending on the date of the relevant distribution. Rather than being subject to tax as effectively connected income under FIRPTA, such distributions will be treated as ordinary REIT dividends that are not capital gain dividends. Thus, such distributions generally will be subject to the 30% withholding tax described above, such distributions will not be subject to the branch profits tax, and Non-U.S. Shareholders generally will not be required to file a U.S. federal income tax return by reason of receiving such distributions.

In the case of any Non-U.S. Shareholder who is not eligible for the exception described above (an “Ineligible Non-U.S. Shareholder”), for any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to such Ineligible Non-U.S. Shareholder under the provisions of FIRPTA. Under FIRPTA, these distributions are taxed to an Ineligible Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Ineligible Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and will be required to file U.S. federal income tax returns. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Ineligible Non-U.S. Shareholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to an Ineligible Non-U.S. Shareholder that could be designated by us as a capital gain dividend. This amount may be applied as a credit against the Ineligible Non-U.S. Shareholder’s FIRPTA tax liability.

Gain recognized by a Non-U.S. Shareholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. We believe that we currently qualify as a “domestically controlled REIT,” and that the sale of common stock by a Non-U.S. Shareholder therefore will not be subject to tax under FIRPTA. Because our stock is publicly traded, however, no assurance can be given that we are, or will continue to be, a domestically controlled REIT. If we were not a domestically controlled REIT, whether a Non-U.S. Shareholder’s gain would be taxed under FIRPTA would depend on whether our common stock is regularly traded on an established securities market at the time of sale and on the size of the selling shareholder’s interest in our stock. In addition, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) the investment in our common stock is treated as effectively connected with the Non-U.S. Shareholder’s U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of our common stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such stock could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

Information Reporting and Backup Withholding for Non-U.S. Shareholders. Payments of dividends or of proceeds from the disposition of shares made to a Non-U.S. Shareholder may be subject to information reporting and backup withholding (currently imposed at a rate of 28%) unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have, or our paying agent has, actual knowledge or reason to know that a purported Non-U.S. Shareholder is a United States person. Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that required information is furnished to the Internal Revenue Service.

New Legislation Relating to Foreign Accounts. The Hiring Incentives to Restore Employment Act (the “HIRE Act”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to

“foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied. The portion of the HIRE Act that provides for this withholding tax and related provisions is known as the “Foreign Account Tax Compliance Act” or “FATCA.”

On January 17, 2013, the Treasury Department issued final regulations relating to FATCA. As a general matter, and among other things, FATCA will impose a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity certifies it has no substantial U.S. owners or furnishes information regarding each substantial U.S. owner, or (iii) the foreign entity is otherwise excepted under FATCA. Under the regulations, withholding is generally required (i) with respect to dividends on our shares beginning on January 1, 2014, and (ii) with respect to payments of gross proceeds from a sale or other disposition of our shares beginning on January 1, 2017. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

State and Local Taxes

Cousins Properties Incorporated, its subsidiaries, and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although shareholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions), and their state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

PLAN OF DISTRIBUTION

We may sell any securities:

•	to or through underwriters or dealers;

•	through agents;

•	in block trades;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale or at prices related to prevailing market prices, or at negotiated prices.

For each series of securities, the prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities may be on a firm commitment basis or best efforts basis and will be subject to certain conditions. If the underwriters agree to purchase the securities on a firm commitment basis, they will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

The securities, other than the common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

One or more of the underwriters, dealer or agents, and/or one or more of their respective affiliates, may be a lender under our credit facility and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of our business.

EXPERTS

The financial statements, the related financial statement schedule, incorporated in this Prospectus by reference from Cousins Properties Incorporated’s Annual Report on Form 10-K filed February 13, 2013, and the effectiveness of Cousins Properties Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statement of revenue over certain operating expenses of Terminus 200 for the year ended December 31, 2012, incorporated by reference from Cousins Properties Incorporated’s Current Report on Form 8-K/A filed March 26, 2013, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statement of Post Oak Central, incorporated in this Prospectus by reference from Cousins Properties Incorporated’s Current Report on Form 8-K/A filed March 26, 2013, has been audited by Frazier and Deeter, LLC, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statement has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the securities will be passed upon for Cousins by King & Spalding LLP, Atlanta, Georgia.

60,000,000 Shares

Cousins Properties Incorporated

Common Stock

P R O S P E C T U S    S U P P L E M  E N T

J.P. Morgan	BofA Merrill Lynch

Barclays

Morgan Stanley

Wells Fargo Securities

SunTrust Robinson Humphrey

Baird

Piper Jaffray

PNC Capital Markets LLC

RBS

Stifel

July 30, 2013